Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

LINDBLAD EXPEDITIONS, LLC,
a Delaware limited liability company,
as Purchaser,

LINDBLAD EXPEDITIONS HOLDINGS, INC.,
a Delaware corporation,
as Purchaser Parent,

GAIAM, INC.,
a Colorado corporation,
as Gaiam Travel Parent,

GAIAM TRAVEL, INC.,
a Colorado corporation,

and

BEN BRESSLER,
an individual,
as Sellers

Dated as of May 4, 2016

i

ii

SCHEDULES AND EXHIBITS

Schedules
Schedule 1.01(a)	Accounting Principles
Schedule 1.01(b)	Company Subsidiary Liability
Schedule 1.01(c)	Knowledge Group
Schedule 1.01(d)	Stockholder Payment
Schedule 3.02(b)(ii)	Resigning Persons
Schedule 6.04(a)	Pre-Closing Taxes
Schedule 6.07	Company Headquarters Lease Obligations
Schedule 6.10	Company Insurance Policies
Schedule 7.01(c)	Indebtedness

Disclosure Schedule
Section 4.03	Noncontravention
Section 4.05	Title to Purchased Shares and Capitalization
Section 4.06	Financial Statements
Section 4.07	Absence of Changes or Events
Section 4.08	Permitted Liens
Section 4.09(a)	Intellectual Property
Section 4.10(a)	Material Contracts
Section 4.11	Insurance
Section 4.12	Taxes
Section 4.13(a)	Proceedings
Section 4.14	Benefit Plans
Section 4.17	Related Party Agreements
Section 4.20	Real Property; Assets
Section 4.22	Permits

Exhibits
Exhibit A	Note
Exhibit B	Bressler Employment Agreement
Exhibit C	FIRPTA Certificate

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of May 4, 2016 (this “Agreement”), is by and among (i) Lindblad Expeditions, LLC, a Delaware limited liability company (“Purchaser”); (ii) Gaiam Travel, Inc., a Colorado corporation (“Gaiam Travel”); (iii) Ben Bressler, an individual (“Bressler” and together with Gaiam Travel, each, a “Seller” and collectively, “Sellers”); (iv) Gaiam, Inc., a Colorado corporation (“Gaiam Travel Parent”), solely for purposes of Section 6.02, Section 6.03, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09, Article VII and Article VIII; and (v) Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Purchaser Parent”), solely for purposes of Section 6.02, Section 6.06(h) and Article VIII. Certain terms used in this Agreement are defined in Section 1.01.

RECITALS

A.	Sellers collectively own all of the issued and outstanding Equity Securities of Natural Habitat, Inc., a Colorado corporation (the “Company”).

B.	The primary business of the Company is the ownership and operation of a conservation travel business which markets and arranges sustainable travel opportunities for its customers that directly supports nature and its protection (the “Business”).

C.	Gaiam Travel desires to transfer to Purchaser, and Purchaser desires to acquire from Gaiam Travel, all of the issued and outstanding Equity Securities of the Company held by Gaiam Travel (the “Gaiam Travel Shares”), on the terms and conditions and as more specifically provided in this Agreement.

D.	Bressler desires to transfer to Purchaser, and Purchaser desires to acquire from Bressler, the number of shares of issued and outstanding Equity Securities of the Company held by Bressler representing 28.7% of all of the issued and outstanding Equity Securities of the Company (the “Bressler Shares” and together with the Gaiam Travel Shares, the “Purchased Shares”), on the terms and conditions and as more specifically provided in this Agreement.

AGREEMENT

In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, Purchaser, Purchaser Parent (with respect to Section 6.02, Section 6.06(h) and Article VIII) and Gaiam Travel Parent (with respect to Section 6.02, Section 6.03, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09, Article VII and Article VIII) agree as follows:

Article I
DEFINITIONS

1.01        Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“Accounting Principles” means GAAP, except as otherwise set forth on Schedule 1.01(a).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, the term “control” or “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person or the power to veto major policy decisions of any such Person, whether through the ownership of Equity Securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Anti-Corruption and Export/Sanctions Laws” means the Applicable Laws (i) relating to anti-bribery or anti-corruption (governmental or commercial), including Applicable Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and Applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and (ii) governing the import, export, re-export or transfer of goods, software, technical data and services, including but not limited to the Export Administration Regulations and the economic and trade sanctions laws and regulations administered or enforced by the Office of Foreign Assets Control, U.S. Department of the Treasury, or the U.S. Department of State, in each case as any of the foregoing may be amended.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, regulations, enacted, adopted, approved, promulgated, made, implemented or otherwise put into effect, in each case as of the date of this Agreement, by any Governmental Entity that applies to such Person, its business or its properties.

“Banker” means Stifel Nicolaus & Company, Incorporated.

“Basket Amount” has the meaning set forth in Section 7.04(a).

“Benefit Plan” means, with respect to any Person, any compensation or benefit plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA)), and any compensation, incentive, bonus, pension, profit sharing, deferred compensation, vacation, holiday, stock ownership, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation, retirement, employment, change-in-control, welfare, cafeteria, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy and arrangement maintained, sponsored or contributed to (or required to be contributed to) by such Person, any of its Subsidiaries or any of its ERISA Affiliates, or with respect to which any of them has any obligation or liability, whether actual or contingent.

“Bressler” has the meaning set forth in the preamble.

“Bressler Shares” has the meaning set forth in the Recitals.

“Business” has the meaning set forth in the Recitals.

“Business Client” has the meaning set forth in Section 6.06(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed for business.

“Cap Amount” has the meaning set forth in Section 7.04(a).

“Cash Purchase Price” has the meaning set forth in Section 2.02(a).

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“Cash Purchase Price Pro Rata Proportionate Share” means (a) with respect to Gaiam Travel, 86.5% and (b) with respect to Bressler, 13.5%.

“Claim Expiration Date” has the meaning set forth in Section 7.03(b).

“Claim Notice” has the meaning set forth in Section 7.06.

“Claimant” has the meaning set forth in Section 7.06.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Collateral Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plan” has the meaning set forth in Section 4.14(a).

“Company Headquarters Lease” has the meaning set forth in Section 6.07.

“Company Insurance Policies” has the meaning set forth in Section 4.11.

“Company Intellectual Property” has the meaning set forth in Section 4.09(a).

“Company Material Adverse Effect” means any change, effect, or circumstance that, individually or when taken together with all other such similar or related changes, effects, or circumstances that have occurred prior to the date of determination of the occurrence of such change, effect, or circumstance, (a) has been, is or would reasonably expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or properties of the Company and its Subsidiaries, taken as a whole; or (b) would reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions; provided, however, that such change, effect, or circumstance shall not be deemed to constitute a “Company Material Adverse Effect” to the extent that any change, effect, or circumstance described in clause (a) or (b) resulted or arose from, or is related to: (i) actions or inactions expressly required by the terms and conditions of this Agreement (provided that the exceptions in this clause (i) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.03); (ii) a change in general political, economic, or financial market conditions (except if such conditions have a disproportionately adverse effect on the Company relative to other Persons operating in the industry in which the Company operates); (iii) a change that affected the industries in which the Company operates generally (except if such conditions have a disproportionately adverse effect on the Company relative to other Persons operating in the industry in which the Company operates); (iv) any changes after the date of this Agreement in GAAP or Applicable Law (except if such changes have a disproportionately adverse effect on the Company relative to other Persons operating in the industry in which the Company operates); or (v) natural disaster, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities, (except if such conditions have a disproportionately adverse effect on the Company relative to other Persons operating in the industry in which the Company operates).

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“Company Subsidiary Liability” means any liability, action, omission, Tax or circumstance related to, arising out of or in connection with (including in connection with the ownership, sale, liquidation, dissolution or other disposition of) any Subsidiary of the Company owned directly or indirectly as of or prior to the Closing, including each of the following: The Travel Yogi, LLC, a Colorado limited liability company, Natural Habitat Safaris Limited, a Kenyan limited company, East Africa Safari Ventures Limited, a Kenyan limited company and The Leleshwa Safari Company Limited, a Kenyan limited company; provided, that “Company Subsidiary Liability” shall not include items on Schedule 1.01(b).

“Company Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by or on behalf of the Company and any Transaction Expenses of any Seller that are payable by or otherwise a liability or obligation of the Company.

“Competing Business” means any conservation travel business that competes or would compete with the Business anywhere in the world that the Business operates as of the date hereof or where the Company is currently anticipating or considering operating; provided, however, that in no event shall “Competing Business” include trips organized by Gaia, Inc. specifically for gathering in one place community members of Gaia, Inc. and subscribers of Gaia, Inc.’s global video service, so long as (i) no more than one such trip is sponsored or organized by or on behalf of Gaia, Inc. in any calendar year and (ii) Gaia, Inc. does not present or market itself as, or otherwise hold itself out as, a travel company, travel arranger, tour guide or similar such business.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or a Seller as an owner of Purchased Shares, as the case may be, in the performance of duties for, or on behalf of, the Company or that relates to the Business, including, without limitation: (a) internal business information of the Company (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, its customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to Company Intellectual Property and updates of any of the foregoing; provided, that “Confidential Information” shall not include any publicly filed information or any information that any Seller can demonstrate has become generally known to the public and widely available for use within the industry other than as a result of the acts or omissions of any Seller or any Person that Sellers have direct control over to the extent such acts or omissions are not authorized by Sellers in the performance of such Person’s assigned duties for Sellers.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 23, 2015, between the Company and Lindblad Expeditions, Inc., as modified, amended or supplemented from time to time.

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“Contemplated Transactions” means Purchaser’s acquisition of the Purchased Shares and all other transactions contemplated by this Agreement and the Collateral Agreements.

“Contract” means, with respect to any Person, any legally binding agreement, contract, lease, or license to which such Person is a party.

“Damages” means all (i) actual, out-of-pocket losses and damages (including the reasonable fees of outside counsel) incurred or suffered by such Person and (ii) reasonably foreseeable consequential damages; provided, however, that exemplary, punitive, and all other consequential damages are excluded from this definition of Damages except, in each case, to the extent payable to any third party; provided, further, that reasonably foreseeable consequential damages shall not be determined by way of a simple multiple of lost earnings. For purposes of computing the amount of Damages incurred by any Person: (i) there shall be deducted an amount equal to the amount of any Tax benefits actually realized by such Person in the form of a reduction in cash taxes payable (as determined on a “with and without” basis) by such Person in the taxable year in which such Damages are sustained by such Person, which reduction is directly attributable to the deductibility of such Damages or the circumstances giving rise thereto; and (ii) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, or reimbursements actually received by such Person or any of such Person’s Affiliates that are directly attributable to such Damages being deducted (net of Taxes and any reasonable costs and expenses incurred by such Person in collecting such proceeds, payments or reimbursements); provided, that while Purchaser shall not have any obligation to maintain insurance, to the extent Purchaser has insurance available to it, Purchaser shall use commercially reasonable efforts to pursue such insurance; and provided, further, that Purchaser shall not have any other obligation to pursue any third-party indemnification, contribution or reimbursement.

“Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

“Entity” means any corporation, partnership, limited liability company, professional association, trust or other entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (f) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (h) the authority of any Governmental Entity regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts; and (i) the protection or preservation of public health or the Environment.

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“Equity Purchase Price” has the meaning set forth in Section 2.02(b).

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, unit or membership interest, partnership interest or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features or rights to vote for the board or governing body customary for equity instruments; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (e) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any person, entity, trade or business (whether or not incorporated) that, together with such entity, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 3.02(a)(i).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning set forth in Section 4.06.

“Fraud” means (a) an affirmative statement that (i) is material and false, (ii) is known by Sellers to be material and false at the time such representation is made, and (iii) is made with the intent to deceive Purchaser, or (b) an intentional omission that (i) is material, (ii) is known by Sellers to be material at the time of such omission, and (iii) is omitted with the intent to deceive Purchaser. For the avoidance of doubt, “Fraud” shall not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories.

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date applied on a consistent basis.

“Gaiam Travel” has the meaning set forth in the opening paragraph of this Agreement.

“Gaiam Travel Parent” has the meaning set forth in the opening paragraph of this Agreement.

“Gaiam Travel Shares” has the meaning set forth in the Recitals.

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“Government Official” means (i) any official, officer, employee, representative or any Person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any public international organization or any department or agency thereof; or (iii) any Person or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (i) or (ii) of this definition.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative or regulatory body, agency, bureau, or commission in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Guaranteed Obligations” has the meaning set forth in Section 8.21(a).

“Guaranty” has the meaning set forth in Section 8.21(a).

“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; and (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Applicable Law.

“Improvements” has the meaning set forth in Section 4.20(g).

“Inactive Travel Employee” has the meaning set forth in Section 6.03(c).

“Indebtedness” of any Person means, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations of such Person for borrowed money or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing for the deferred purchase price of property or services, including “earnout” payments, (other than (i) trade payables incurred in the ordinary course of business of such Person consistent with past practice and (ii) employee compensation incurred in the ordinary course of business consistent with past practice); (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities; (e) payment obligations secured by (or for which the holder of such payment obligations has an existing right, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under capitalized leases; (g) all unreimbursed amounts drawn under letters of credit issued for the account of such Person; and (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnified Party” has the meaning set forth in Section 7.07(a).

“Indemnifying Party” has the meaning set forth in Section 7.07(a).

“Intellectual Property” means: (a) all patents and patent applications; (b) all trademarks and services marks, together with all goodwill associated therewith, and all applications and registrations in connection therewith; and (c) all copyrights and all applications and registrations in connection therewith.

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“Interim Balance Sheet” has the meaning set forth in Section 4.06.

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity.

“Knowledge Group” means each of the individuals set forth on Schedule 1.01(c).

“Knowledge of Sellers” and other phrases of like substance mean the present, actual knowledge of the individuals comprising the Knowledge Group, and in each case, without any duty of investigation or inquiry on the part of such individuals.

“Leased Real Property” has the meaning set forth in Section 4.20(b).

“Liens” has the meaning set forth in Section 4.04.

“Lindblad Common Stock” has the meaning set forth in Section 2.02(b).

“Lindblad Trading Price” means $10.03.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Permits” has the meaning set forth in Section 4.22.

“Net Cash Closing Consideration” means an amount equal to the sum of (a) the Cash Purchase Price, minus (b) the Estimated Unpaid Company Transaction Expenses.

“Noncompete Period” has the meaning set forth in Section 6.06(c).

“Note” has the meaning set forth in Section 2.02(c).

“Note Consideration” has the meaning set forth in Section 2.02(c).

“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Parent’s 125 Plan” has the meaning set forth in Section 6.03(e).

“Parent Benefit Plan” has the meaning set forth in Section 4.14(a).

“Party” or “Parties” means (i) Purchaser; (ii) Sellers; (iii) for purposes of Article VI and Article VIII, Gaiam Travel Parent; and (iv) for purposes of Section 6.02 and Article VIII, Purchaser Parent.

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“Permit” means any permit, license, certificate, clearance, certification, registration, qualification or authorization issued or granted by any Governmental Entity or pursuant to any Applicable Law.

“Permitted Liens” means (a) Liens imposed by Applicable Law applicable generally to the sale, transfer, pledge or other disposition of securities; (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings (in each case, for which appropriate reserves have been established in accordance with the Accounting Principles); (c) purchase money Liens and Liens securing rental payments; (d) Liens set forth on Section 4.08 of the Disclosure Schedule; and (e) Liens disclosed on the Interim Balance Sheet not incurred in connection with the borrowing of money.

“Person” means any individual, Entity or Governmental Entity.

“Personnel” has the meaning set forth in Section 4.07(e).

“Post-Closing Period” means any taxable year or period that begins after the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date.

“Pre-Closing Period” means any taxable year or period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.

“Pro Rata Proportionate Share” means (a) with respect to Gaiam Travel, 64.2% and (b) with respect to Bressler, 35.8%.

“Proceeding” means any action, arbitration, claim, hearing, litigation or suit (whether civil, criminal, administrative or judicial, whether public or private), proceeding or investigation, in each case that is commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.02(c).

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser 401(k) Plan” means the Lindblad Expeditions, Inc. 401(k) Plan.

“Purchaser Fundamental Representations” means the representations and warranties in Sections 5.01 and 5.07.

“Purchaser Parent” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser Party” has the meaning set forth in Section 7.01.

“Purchaser SEC Documents” has the meaning set forth in Section 5.09.

“Purchaser’s 125 Plan” has the meaning set forth in Section 6.03(e).

“Real Estate Lease Documents” has the meaning set forth in Section 4.20(b).

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“Reimbursement Accounts” has the meaning set forth in Section 6.03(e).

“Related Party” means, with respect to the Company, (a) any shareholder or Affiliate of the Company, or any officer, director, Affiliate, trustee or beneficiary of the Company or any such Person, (b) any immediate family member of any Person in the foregoing clause (a) of this sentence, or (c) any other Entity controlled, directly or indirectly, by one or more of the foregoing Persons.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Released Claims” has the meaning set forth in Section 6.07.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, financial advisors, legal counsel, accountants, consultants, and other representatives and agents.

“Securities Act” has the meaning set forth in Section 5.08.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties in Sections 4.01, 4.02, 4.04, 4.05 and 4.18.

“Seller Party” has the meaning set forth in Section 7.02.

“Shared Resources” has the meaning set forth in Section 4.06.

“Stockholder Payment” means, with respect to the Company, between the date of the Interim Balance Sheet and Closing, except as set forth on Schedule 1.01(d), (i) the declaration or payment of any dividend on, redemption or purchase of or other distribution in respect of, any of its capital stock or other equity or voting interests; (ii) the making of any payment in respect of salaries, pension contributions, performance or other bonuses or other reimbursements, benefits or expenses to any employee, officer, director or independent contractor of the Company, other than payment or other provision of salaries, benefits and customary directors’ fees to officers and directors of the Company, in each case, in the ordinary course of business consistent with past practice; (iii) the sale, transfer, license or other disposition of (including by lease or license) any asset, property or right that is (x) not in the ordinary course of business consistent with past practice or (y) not on arms’ length terms (including with respect to price); (iv) the making of any payment to any Related Party or that benefits any Related Party, other than the payment or other provision of salaries, benefits and customary directors’ fees to officers and directors of the Company, in each case, in the ordinary course of business consistent with past practice; (v) the waiver of any amount owed to the Company by any Related Party; or (vi) the agreement or commitment to take any of the foregoing actions.

“Straddle Period” has the meaning set forth in Section 6.04(a).

“Sub-Basket Amount” has the meaning set forth in Section 7.04(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

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“Survival Date” has the meaning set forth in Section 7.03(a).

“Tax” means all direct or indirect, present or future, forms of U.S. federal, state, local or foreign income, profits, franchise, withholding, ad valorem, capital gain, personal property (tangible and intangible), value added tax, transfer tax, employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, stamp, duties, levies, imposts, contributions, liabilities or other assessments or charges in the nature of taxation imposed, or required to be collected or withheld, and any installments or estimated payments in respect thereof, together with any related interest, penalties, fines, surcharges or other additional amounts, whether disputed or not, and shall include any liability in respect of the foregoing as a result of being a member of any consolidated, combined, unitary or similar tax group, as a transferee or successor, or by contract or otherwise.

“Tax Controversy” has the meaning set forth in Section 6.04(c).

“Tax Return” means any return, filing, report, claim, refund request, information statement or other document (including any attached schedules) filed or required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate, collect or administer the imposition of Taxes.

“Taxpayer” means the Company and each Subsidiary or other entity in which the Company or any Subsidiary directly or indirectly owns an Equity Security.

“Third Party Claim” has the meaning set forth in Section 7.07(a).

“Third Party Claim Notice” has the meaning set forth in Section 7.07(a).

“Transaction Expense” means, with respect to any Person, all fees, costs and expenses (including (A) all legal and attorneys’ fees and expenses, all fees and expenses payable to any broker, advisor or finder, and all fees and expenses of any audit firm or accountant or other third party provider, and (B) any change of control or retention bonus, severance or similar payment obligation payable to any employee, nonemployee director or officer of the Company (together with any payroll and other Taxes required to be paid by the Company in connection therewith)) that have been incurred in connection with or result from the Contemplated Transactions.

“Transfer Taxes” has the meaning set forth in Section 6.05(b).

“Travel Employees” has the meaning set forth in Section 6.03(a).

“WARN Act” has the meaning set forth in Section 6.03(a).

“WARN Notice” has the meaning set forth in Section 6.03(a).

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Article II
PURCHASE AND SALE

2.01        Purchase and Sale of Purchased Shares. On the terms and conditions of this Agreement, each Seller hereby agrees to sell, convey, transfer and assign to Purchaser concurrent herewith, and Purchaser hereby agrees to purchase and acquire concurrent herewith, all right, title and interest in and to the Purchased Shares, free and clear of all Liens (other than Liens imposed by Applicable Law applicable generally to the sale, transfer, pledge or other disposition of securities).

2.02        Purchase Price. The aggregate purchase price for the Purchased Shares shall be collectively:

(a)        $14,850,000 (the “Cash Purchase Price”),

(b)        a number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Purchaser Parent (the “Lindblad Common Stock”), together with cash in lieu of fractional shares of Lindblad Common Stock equal to the quotient determined by dividing (x) $2,650,000 by (y) the Lindblad Trading Price (the “Equity Purchase Price”), and

(c)        a note (the “Note”) issued to Bressler in an outstanding principal amount of $2,525,000, in the form attached hereto as Exhibit A (the “Note Consideration” and together with the Cash Purchase Price and the Equity Purchase Price, the “Purchase Price”),

which shall be payable by Purchaser at Closing in accordance with Section 3.02. Gaiam Travel and Bressler hereby agree that with respect to the components of the Purchase Price set forth in subsections 2.02(a), 2.02(b) and 2.02(c), (i) Gaiam Travel shall only be entitled to the Cash Purchase Price multiplied by its Cash Purchase Price Pro Rata Proportionate Share in consideration of the Gaiam Travel Shares and (ii) Bressler shall be entitled to (A) the Cash Purchase Price multiplied by his Cash Purchase Price Pro Rata Proportionate Share, (B) the Equity Purchase Price and (C) the Note Consideration in consideration of the Bressler Shares.

2.03        Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold any Taxes required by Applicable Law to be deducted and withheld from any amounts payable in connection with the transactions contemplated by this Agreement. Any Taxes deducted and withheld pursuant to this Section 2.03 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III
CLOSING

3.01        Closing. Concurrent with execution hereof, the purchase and sale of the Purchased Shares are being consummated by delivery of the items set forth in Section 3.02 and exchange of signatures by electronic transmission or in person at the law offices of Latham & Watkins LLP, 555 Eleventh Street N.W., Washington, DC 20004 (the “Closing”) on the date hereof (such date and time being herein referred to as the “Closing Date”).

3.02        Deliveries at Closing. At the Closing, the following Persons are delivering or causing to be delivered the following:

(a)        Purchaser shall deliver, or cause to be delivered, to Sellers the following deliveries:

(i)        on behalf of Sellers or the Company, as applicable, an aggregate amount equal to Sellers’ best good faith estimate of unpaid Company Transaction Expenses as of immediately prior to Closing (the “Estimated Unpaid Company Transaction Expenses”), by one or more wire transfers of immediately available funds to an account or accounts designated by the third party Persons entitled to receipt thereof;

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(ii)        the portion of the Net Cash Closing Consideration to which Gaiam Travel is entitled in accordance with Gaiam Travel’s Cash Purchase Price Pro Rata Proportionate Share by wire transfer of immediately available funds to an account or accounts designated by Gaiam Travel;

(iii)       the portion of the Net Cash Closing Consideration to which Bressler is entitled in accordance with Bressler’s Cash Purchase Price Pro Rata Proportionate Share by wire transfer of immediately available funds to an account or accounts designated by Bressler;

(iv)       an employment agreement by and between Bressler, Purchaser Parent and the Company, executed by Bressler, Purchaser Parent and the Company in the form attached hereto as Exhibit B;

(v)        a stockholders agreement by and between Bressler, the Company and Purchaser Parent, executed by Bressler, the Company and Purchaser Parent; and

(vi)       to Bressler (x) share certificates or other evidence representing the Equity Purchase Price reasonably satisfactory to Bressler, and (y) the Note, duly executed by the Company.

(b)        Sellers are delivering, or causing to be delivered, to Purchaser the following deliveries:

(i)        stock certificates representing all Purchased Shares, duly endorsed or accompanied by duly executed stock powers, in either case, as necessary to convey all right, title and interest in and to the Purchased Shares to Purchaser;

(ii)        resignations, effective as of the date hereof, of each director and officer of the Company identified on Schedule 3.02(b)(ii);

(iii)       a certificate in accordance with the requirements of Treasury Regulation Section 1.1445-2(b) certifying that each Seller is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b) in the form attached hereto as Exhibit C;

(iv)       an estoppel certificate with respect to the Company Headquarters Lease executed by the landlord thereunder; and

(v)        invoices and other reasonably supportive documentation evidencing that the amount of Estimated Unpaid Company Transaction Expenses will fully and finally satisfy all Company Transaction Expenses incurred at or prior to Closing, together with wire instructions for payment thereof at Closing.

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Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERs AND THE COMPANY

Sellers hereby represent and warrant to Purchaser, except as set forth in the disclosure schedule delivered by Sellers to Purchaser on the date hereof (the “Disclosure Schedule”), as follows:

4.01        Organization.

(a)        Gaiam Travel is a corporation duly incorporated and is validly existing and in good standing under the laws of the State of Colorado. Gaiam Travel has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a material adverse effect on the ability of Gaiam Travel to perform its obligations hereunder and to consummate the Contemplated Transactions. Gaiam Travel has made available to Purchaser accurate and complete copies of the Organizational Documents of Gaiam Travel, including all amendments and/or other modifications thereto (if any) in effect on the date hereof.

(b)        Gaiam Travel Parent is a corporation duly incorporated and is validly existing and in good standing under the laws of the State of Colorado. Gaiam Travel Parent has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a material adverse effect on the ability of Gaiam Travel Parent to perform its obligations hereunder and to consummate the Contemplated Transactions.

(c)        The Company is a corporation duly incorporated and is validly existing and in good standing under the laws of the State of Colorado. The Company has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is duly qualified and in good standing to do business as a foreign Entity in each jurisdiction in which such qualification to carry on its business as presently conducted, and to hold its properties and assets, is necessary. Sellers have made available to Purchaser accurate and complete copies of the Organizational Documents of the Company, including all amendments and/or other modifications thereto (if any) in effect on the date hereof.

4.02        Authority; Execution and Delivery; Enforceability.

(a)        Each of Bressler, Gaiam Travel, Gaiam Travel Parent and the Company has the requisite power and authority to execute and deliver this Agreement and the Collateral Agreements to which such Person is or will be a party and to perform its respective obligations hereunder or thereunder and to consummate the Contemplated Transactions.

(b)        The execution and delivery by Gaiam Travel, Gaiam Travel Parent and the Company of this Agreement and the Collateral Agreements to which such Person is or will be a party, and the consummation by Gaiam Travel, Gaiam Travel Parent and the Company of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of each of Gaiam Travel, Gaiam Travel Parent and the Company, and no other action on the part of such Person is necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which such Person is or will be a party and the Contemplated Transactions. Bressler has the legal capacity to enter into, and the full power and authority to execute and deliver this Agreement and the Collateral Agreements to which Bressler is or will be a party and to consummate the Contemplated Transactions. This Agreement has been, and each of the Collateral Agreements to which Sellers, Gaiam Travel Parent or the Company is a party is or will be, duly executed and delivered by each Seller, Gaiam Travel Parent or the Company, as applicable.

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(c)        This Agreement, and each of the Collateral Agreements to which Sellers, Gaiam Travel Parent or the Company is a party will constitute (assuming the legal, valid and binding obligation of Purchaser) the legal, valid and binding obligation of such Seller, Gaiam Travel Parent or the Company, as applicable, enforceable against such Seller, Gaiam Travel Parent or the Company in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.03        Noncontravention. Except as otherwise set forth in Section 4.03 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Collateral Agreements to which Sellers, Gaiam Travel Parent or the Company is or will be party to, nor the consummation or performance of any of the Contemplated Transactions, will in any material respect (a) contravene, conflict with or result in a violation of or default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under or require consent or notice under, result in the acceleration of any right or any requirement for waiver under or termination of (i) any Applicable Law or any Judgment to which either any Seller, Gaiam Travel Parent or the Company is subject; (ii) the provisions of any Material Contract or any material Contract or Permit of either Seller, Gaiam Travel Parent or the Company; or (iii) the provisions of any of the Organizational Documents of Gaiam Travel, Gaiam Travel Parent or the Company; or (b) result in the creation of any Lien, upon or with respect to the Purchased Shares or any of the assets of either Seller, Gaiam Travel Parent or the Company (other than, in the case of the Purchased Shares, Liens imposed by Applicable Law applicable generally to the sale, transfer, pledge or other disposition of securities, or in the case of other assets, Permitted Liens).

4.04        Title to Purchased Shares. Each Seller is the sole record and beneficial owner of, and holds good and valid title free and clear of any and all mortgages, security interests, charges, easements, rights, options, claims, restrictions, rights of first refusal or first or last offer, encumbrances or other liens of any kind (collectively, “Liens”) (other than Liens imposed by Applicable Law applicable generally to the sale, transfer, pledge or other disposition of securities), to the Equity Securities set forth next to its or his name on Section 4.05(a) of the Disclosure Schedule. Gaiam Travel has the sole power and authority to sell, transfer, assign and deliver the Gaiam Travel Shares, and Bressler has the sole power and authority to sell, transfer, assign and deliver the Bressler Shares, in each case, as provided in this Agreement, and the sale, transfer, assignment and delivery of the Purchased Shares to Purchaser contemplated hereby will, at Closing, convey to Purchaser good and valid title to the Gaiam Travel Shares and the Bressler Shares, respectively, free and clear of any and all Liens (other than Liens imposed by Applicable Law applicable generally to the sale, transfer, pledge or other disposition of securities). No Seller is a party to any voting trust or other voting agreement with respect to any of the Purchased Shares or any other Equity Securities in the Company owned by such Seller or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Purchased Shares or any other Equity Securities in the Company owned by such Seller.

4.05        Capitalization.

(a)        Section 4.05(a) of the Disclosure Schedule accurately and completely sets forth for the Company (i) each class and series of Equity Securities, (ii) the aggregate number of shares of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of shares of each such class and series of Equity Securities that are outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Except for the outstanding Equity Securities set forth on Section 4.05(a) of the Disclosure Schedule, there are no Equity Securities of the Company that are issued, reserved for issuance or outstanding. There are no accrued but unpaid dividends in respect of any Equity Securities of the Company. No shares of capital stock are held in treasury by the Company. All outstanding shares of capital stock of the Company are duly authorized and at the time of issuance were validly issued, fully paid and nonassessable and are not subject to, issued or held in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the Organizational Documents of the Company or otherwise.

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(b)        Except as set forth in Section 4.05(b) of the Disclosure Schedule, the Company does not have any Subsidiaries and the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.06        Financial Statements. Attached to Section 4.06 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company for the fiscal years ended December 31, 2013, December 31, 2014, and December 31, 2015, and related unaudited statements of operations of the Company for the fiscal years then ended, and (ii) the unaudited balance sheet of the Company as of February 29, 2016 (the “Interim Balance Sheet”), and the related unaudited statement of operations of the Company for the two-month period then-ended. The Financial Statements have been derived from and accurately reflect in all material respects the books and records of the Company and have been prepared in accordance with the Accounting Principles and fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein. The Financial Statements include invoicing of certain expenses to the Company, including, among others, general corporate expenses related to human resources, compliance, shared services, and employee benefits supplied by a Person other than the Company (collectively, the “Shared Resources”), as described in Section 4.06 of the Disclosure Schedule. The Shared Resources have been invoiced to the Company on the basis of direct usage when identifiable, with the remainder allocated on a basis of headcount or square footage. There is no liability of a nature required to be disclosed on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities (a) reflected or reserved for on the Interim Balance Sheet, (b) that, other than any Indebtedness which shall be disclosed on Section 4.06(b) of the Disclosure Schedule, have arisen since the date of the Interim Balance Sheet in the ordinary course of the operation of the Business consistent with past practice, (c) that are pursuant to the express terms of any Material Contract set forth on Section 4.10(a) of the Disclosure Schedule (and not in connection with any breach or violation thereof) or (d) disclosed in Section 4.06(d) of the Disclosure Schedule. Except as set forth in Section 4.06 of the Disclosure Schedule, the Company does not maintain any “off-balance sheet arrangement”.

4.07        Absence of Changes or Events. Since the date of the Interim Balance Sheet, the Company has conducted its business in the ordinary course of business consistent with past practice in all material respects, and there has not occurred any change, event or circumstance that resulted in or would reasonably be expected to result in a Company Material Adverse Effect. In addition, without limitation of the foregoing, since the date of the Interim Balance Sheet, except as set forth in Section 4.07 of the Disclosure Schedule, there has not been:

(a)        any acquisition by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, limited liability company, joint venture or other business organization or division thereof;

(b)        any binding commitment or obligation for future capital expenditures made by or on behalf of the Company;

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(c)        any sale, lease, license or other disposition of any assets (whether tangible or intangible) that are material, individually or in the aggregate, to the Company or any portion of any of its businesses;

(d)        any change in any material accounting method for federal income Tax purposes, material election in respect of Taxes or change or revocation of any material elections in respect of Taxes, filing of amended material Tax Returns or any other action with respect to Taxes that could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of Purchaser and its Affiliates (including the Taxpayers);

(e)        other than as required by Applicable Law or as required pursuant to an existing Material Contract, any (i) material increase, modification or change in the compensation, benefits or terms of employment of any current or former employee, director, officer, independent contractor or other service provider employed by, contracting with or providing services to the Company (collectively referred to as “Personnel”), (ii) bonus, incentive compensation, service award or other like benefit adopted, granted, made or accrued, contingently or otherwise, for or to the credit of any Personnel, except in the ordinary course of business consistent with past practices, (iii) welfare, pension, retirement, profit-sharing, incentive compensation or similar plan, program, payment or arrangement made or agreed to by the Company for any of its Personnel, except pursuant to the existing Parent Benefit Plans or Company Benefit Plans set forth on Section 4.14(a)(i) and 4.14(a)(ii) of the Disclosure Schedule, respectively, or (iv) new employment, change in control or severance agreement to which the Company is a party;

(f)        any addition to or modification of the Parent Benefit Plans or Company Benefit Plans, other than (i) contributions to such plans made in accordance with normal practices or (ii) the extension of coverage to Personnel who became eligible after the date of the Interim Balance Sheet;

(g)        any declaration, setting aside, or distribution of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or entry into any agreement with respect to the voting of its capital stock (or other equity securities) of the Company;

(h)        any waiver, release, assignment, settlement or compromise of any material rights or claims, or any material litigation or arbitration with respect to the Company;

(i)        any loan or advance made to, guarantee for the benefit of, or any investment in, any Person;

(j)        any forgiveness of any loans to directors, officers, employees or any of their respective Affiliates;

(k)       any change made in accounting policies, practices, principles, methods or procedures;

(l)        any (i) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) delayed or accelerated payment of any account payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business; (iii) any changes made to cash management policies; (iv) delay or postponement in the repair or maintenance of its material assets or properties; or (v) variation in any inventory purchase practices in any material respect from past practices; or

(m)       any agreement, commitment or offer (in writing or otherwise) to take any of the foregoing actions.

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4.08        Certain Assets. The Company owns, has a valid leasehold interest in or a valid license to use all assets and property used by the Company in the operation of the Business, located on its premises or shown on the Interim Balance Sheet or acquired since the date thereof, and, in each case, except for Permitted Liens (including those set forth in Section 4.08 of the Disclosure Schedule), all of such assets and properties are owned, and such leased assets are leased and licensed assets licensed, free and clear of all Liens other than Permitted Liens.

4.09        Intellectual Property.

(a)        All Intellectual Property owned by the Company that is the subject of an application or registration for protection under Applicable Law that is material to the operation of the Business is set forth in Section 4.09(a) of the Disclosure Schedule (“Company Intellectual Property”).

(b)        (i) No Company Intellectual Property has been found to be invalid or unenforceable under Applicable Law, (ii) the Company is not infringing or misappropriating the Intellectual Property of any Person in any material respect, (iii) no Company Intellectual Property is subject to any pending or, to the Knowledge of Sellers, threatened Proceeding by any Person or, to the Knowledge of any Seller, has ever been subject to any Proceeding challenging the validity or enforceability of such Company Intellectual Property and (iv) to the Knowledge of Sellers, no Person is infringing or misappropriating any Company Intellectual Property.

4.10        Material Contracts.

(a)        Section 4.10(a) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which the Company is a party or by which its assets are or may be bound (all such Contracts required to be set forth on Section 4.10(a) of the Disclosure Schedule, collectively, “Material Contracts”):

(i)         Contract pursuant to which the Company is bound by any covenant not to compete or otherwise restricts in any material respect or contains any material limitations on the ability of the Company to compete or solicit in any line of business or in any geographic territory;

(ii)        Contract pursuant to which the Company has (A) incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness, individually or in the aggregate, in excess of $50,000 or related to any Financial Derivative/Hedging Arrangement, (B) granted a Lien (other than a Permitted Lien) on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person, in each case, in an amount in excess of $25,000 of committed credit;

(iii)       Contract relating to any joint venture, partnership, strategic alliance or similar arrangement pursuant to which the Company either receives or makes payments in excess of $50,000 annually;

(iv)       Contract entered into in connection with a completed material acquisition by the Company since January 1, 2011 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person (or division thereof) or by any other manner);

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(v)        Contract pursuant to which the Company licenses from a third party Intellectual Property that is material to the Business, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $25,000 per year;

(vi)       Contract between the Company, on the one hand, and Gaiam Travel, Gaiam Travel Parent, Bressler or any of their respective Affiliates, on the other hand;

(vii)      Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $25,000 or, together with all related Contracts, in excess of $50,000;

(viii)     Contract involving the payment to or obligation of the Company for goods and services (A) in excess of $200,000 annually or (B) in excess of $250,000 over the life of the Contract and which has a term of at least twelve (12) months, other than (a) any Contract required to be disclosed pursuant to any other clause under this Section 4.10(a) and (b) any Contract involving payments or obligations of the Company with respect to any Company Benefit Plan or Parent Benefit Plan;

(ix)        Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.10(a) that (A) is expected to result in revenue or require expenditures in excess of $100,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2015 in excess of $100,000 or (B) has a term of at least (12) months and is expected to result in revenue or require expenditures in excess of $250,000 over the life of the Contract;

(x)        Contract between the Company and any Governmental Entity (whether direct or indirect (including through a subcontracting or similar arrangement));

(xi)       Contract relating to material sales representatives or material third party marketing for the Company;

(xii)      Contract granting power of attorney to any Person on behalf of the Company;

(xiii)     Contract the primary purpose of which is to provide for indemnification by the Company of any other Person; and

(xiv)     Contract pursuant to which the Company has or benefits from any outstanding fixed or non-contingent obligation with any travel operator (A) in excess of $150,000 individually or (B) for a multi-year term.

(b)        Sellers have made available to Purchaser complete and accurate copies of each written Contract (other than purchase orders) set forth on Section 4.10(a) of the Disclosure Schedule (including all written amendments, modifications and supplements thereto). Except for any Material Contract that has terminated in all respects, with respect to each Material Contract (including purchase orders for purposes of this Section 4.10(b)), (i) all Material Contracts are valid, binding and enforceable against the Company and, to the Knowledge of Sellers, against the other parties thereto (except in each case as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Applicable Laws affecting creditors’ rights generally or by general principles of equity), and are in full force and effect, (ii) neither the Company nor, to the Knowledge of Seller, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period or passage of time) under any Material Contract, (iii) the Company has not received any written or, to the Knowledge of Sellers, verbal claim or notice of material breach of or material default under any Material Contract, (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or, to the Knowledge of Sellers, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) the Company has not received written notice from any other party to any Material Contract that such party intends to terminate or not renew any Material Contract.

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4.11        Insurance. Section 4.11 of the Disclosure Schedule sets forth an accurate and complete list of all material insurance policies (the “Company Insurance Policies”) with policy periods in effect on the date hereof maintained by or for the benefit of the Company, including an indication of the owner of each such insurance policy. True, correct and complete copies or summaries of such insurance policies have been made available to Purchaser. With respect to each Company Insurance Policy, except as would not, individually or in the aggregate, be material to the Company: (i) all premiums due have been paid, (ii) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the Knowledge of Sellers, no such action has been threatened, (iv) to the Knowledge of Sellers, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (v) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.12        Taxes.

(a)        Each Taxpayer has filed when due (taking into account properly obtained extensions) all material Tax Returns that it was required to file under Applicable Laws. All such Tax Returns are true, correct and complete in all material respects.

(b)        All Taxes for which any Taxpayer is liable have been timely paid.

(c)        There are no Liens for Taxes (other than Taxes not yet due and payable for which appropriate reserves have been established in accordance with the Accounting Principles) upon any property or of the assets of any Taxpayer.

(d)        There are no pending or, to the Knowledge of Sellers, threatened actions for the assessment or collection of Taxes with respect to any Taxpayer or the income, assets or operations of any Taxpayer.

(e)        No Taxpayer or any Affiliate thereof has executed or filed with any Taxing Authority any agreement extending the period for assessment or collection of any Taxes of any Taxpayer. No Taxpayer or any Seller with respect to any Taxpayer or the Business has requested or received any ruling relating to Taxes from any Taxing Authority, or signed any binding agreement relating to Taxes with any Taxing Authority (including any advanced pricing agreement) that could affect the Taxes of Purchaser or any of its Affiliates (including any Taxpayer) after the Closing Date. No Taxpayer is currently entitled to any Tax incentive, deferral, holiday or abatement arrangement with any Taxing Authority or would be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement as a result of the transactions contemplated by this Agreement.

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(f)        No claim has been received from a Governmental Entity in a jurisdiction where any Taxpayer does not file a Tax Return asserting that a Taxpayer is or may be subject to Taxes in any such jurisdiction that would be covered by such Tax Return.

(g)       No Taxpayer has been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(h)       No Taxpayer is a party to or bound by any Tax sharing, Tax allocation, Tax indemnification or similar agreement or arrangement.

(i)        No Taxpayer has been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary foreign, state or local Tax return.

(j)       No Taxpayer has any liability for the Taxes of any other Person under Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(k)      The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the past five (5) years.

(l)       No Taxpayer will be required to include any item of income in, or exclude any item of deduction from, taxable income for a Post-Closing Period as a result of any (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign law) or other change in (or improper use of) accounting method on or prior to the Closing Date; (ii) installment sale or open transaction on or before the Closing Date; (iii) prepaid amount received on or prior to the Closing; (iv) income earned or accrued or operations or transactions that occurred (or were deemed to occur), in each case, on or prior to the Closing Date with respect to any Taxpayer (other than the Company); or (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law).

(m)      All transactions between and among the Taxpayers, Sellers and any Affiliates of the foregoing were on arm’s-length terms, and the Taxpayers and their other Affiliates have complied in all material respects with any transfer pricing requirements (including any documentation requirements) applicable under the Code or other Applicable Law.

(n)       The U.S. federal income tax classification of the Subsidiary of the Company, including whether any election under Treasury Regulation Section 301.7701-3(c) has ever been filed with respect to the Subsidiary of the Company, is set forth on Section 4.12 of the Disclosure Schedule.

4.13        Proceedings; Judgments.

(a)        Section 4.13(a) of the Disclosure Schedule sets forth any Proceeding pending, or to the Knowledge of Sellers, threatened, against the Company or otherwise affecting the Company or its assets. Except as set forth on Section 4.13(a) of the Disclosure Schedule, to the Knowledge of any Seller, no facts or circumstances exist that would reasonably be expected to give rise to any other material Proceeding.

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(b)        There is no outstanding Judgment to which Sellers, Gaiam Travel Parent or the Company is a party or subject which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Seller or Gaiam Travel Parent to enter into or perform its respective obligations under this Agreement or any Collateral Agreement or that otherwise would reasonably be expected to prohibit, delay or impair the consummation of the Contemplated Transactions. Neither the Company nor any property or asset of the Company is subject to any outstanding Judgment, or, to the Knowledge of any Seller, any continuing investigation by, any Governmental Entity.

4.14        Benefit Plans.

(a)        Section 4.14(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of each material Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by Gaiam Travel Parent or any of its ERISA Affiliates for the benefit of any Travel Employee, other than Company Benefit Plans (each, a “Parent Benefit Plan”). Section 4.14(a)(ii) of the Disclosure Schedule sets forth an accurate and complete list of each Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company for the benefit of any Travel Employee or for which the Company may have any liability or obligation (each, a “Company Benefit Plan”).

(b)        With respect to each Parent Benefit Plan and Company Benefit Plan, Sellers have delivered to Purchaser complete copies of each such plan, including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto and all summaries and summary plan descriptions, including any summary of material modifications. In addition, with respect to each Company Benefit Plan and as applicable, Sellers have delivered to Purchaser complete copies of (i) the most recent annual reports (Form 5500 series) filed with the Internal Revenue Service with respect to such plan, (ii) the most recent actuarial report or other financial statement relating to such plan, (iii) the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service with respect to such plan and any pending request for such a determination letter, (iv) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for such plan, and (v) all non-routine filings made with any Governmental Entities.

(c)        Except as could not result in any liability to the Company or Purchaser, (i) to the Knowledge of Sellers, each Parent Benefit Plan and Company Benefit Plan has been established, operated and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Code and all other Applicable Laws, and (ii) with respect to each Parent Benefit Plan and Company Benefit Plan, all contributions that are due with respect to any period ending prior to the Closing Date have been paid and all other contributions have been accrued in accordance with the Accounting Principles and all premiums and other payments that are due with respect to any period ending prior to the Closing Date have been paid.

(d)        Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination, advisory or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination, advisory or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of Sellers, no circumstances have occurred (whether by action or failure to act) since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(e)        No Parent Benefit Plan or Company Benefit Plan: (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or other pension plan subject to Title IV of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, and, except as could not result in any liability to the Company after the Closing, neither Gaiam Travel Parent nor the Company nor any of their ERISA Affiliates has sponsored or contributed to (or has been required to contribute to) any of the foregoing plans at any time within the previous six (6) years.

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(f)        Except as set forth in Section 4.14(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Sellers nor the consummation of the Contemplated Transactions (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any Person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

(g)        To the Knowledge of Sellers, (i) no event has occurred and no condition exists with respect to any Parent Benefit Plan or Company Benefit Plan that could reasonably be expected to subject Purchaser to any Tax, fine, Lien, penalty or other liability imposed by ERISA (including without limitation Title IV of ERISA), the Code or other Applicable Laws and (ii) no material nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Benefit Plan that could reasonably be expected to result in a material liability to Purchaser or its Affiliates.

(h)       With respect to the Parent Benefit Plans and Company Benefit Plans, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, no facts or circumstances exist that are reasonably likely to give rise to any such actions, suits or claims, and no material administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Entity is pending, threatened or in progress, in any case, that could result in any liability to Purchaser.

(i)        Each Parent Benefit Plan or Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and, to the Knowledge of Sellers, has been operated and administered in material compliance with all applicable requirements of Section 409A of the Code and guidance promulgated thereunder. Neither Sellers nor the Company has in the last five (5) years terminated and liquidated a non-qualified deferred compensation plan pursuant to Treasury Regulation 1.409A-3(j)(4)(ix)(C).

(j)        No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Contemplated Transactions. No Parent Benefit Plan or Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(k)        Neither Seller, nor the Company nor any of their ERISA Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance coverage for any current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Applicable Law.

(l)        No Parent Benefit Plan or Company Benefit Plan provides compensation or benefits to any Travel Employee who resides or performs services primarily outside of the United States.

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4.15        Employees and Labor Matters.

(a)        The Company is not party to any collective bargaining agreement, neutrality or recognition agreement or any other type of material agreement or material arrangement with a labor organization, trade union, works council or other worker representative body concerning wages, hours, working conditions, or the representation of employees. To the Knowledge of Sellers, there have been no union organizing campaigns or other efforts with respect to the Travel Employees.

(b)        The Company has not engaged in any unfair labor practice and there are no unfair labor practice complaints, arbitration proceedings or grievances pending, or to the Knowledge of Sellers, threatened against the Company involving or relating to any Travel Employee.

(c)        There are no arbitration proceedings, labor strikes, slow-downs or stoppages, grievances or other labor disputes pending or, to the Knowledge of Sellers, threatened with respect to the Travel Employees, and no such events have occurred in the past five (5) years.

(d)        The Company is not party to or bound by any Contract related to the employment or other service relationship of any individual other than offer letters with respect to “at will” employment that may be terminated at any time without cost or penalty. To the Knowledge of Sellers, since January 1, 2013, the Company has complied with all Applicable Laws relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining and similar requirements, the payment of Social Security and similar Taxes, occupational safety and health and plant closings. For the one (1) year period preceding the Closing Date, there has been no “mass layoff” or “plant closing” (as defined by the WARN Act or similar provision of any federal, state, foreign or local law, rule or regulation) with respect to the Company. Except as would not result in material liability to the Company, the Company has not improperly classified any person performing services for the Company as an independent contractor during the past five (5) years.

(e)        All employees currently providing services to the Company are employed by the Company.

4.16        Compliance with Applicable Laws. The Company conducts, and since January 1, 2013, has conducted, its business, and operates and uses, and since January 1, 2013, has operated and used, all of its assets, in each case, in compliance in all material respects with all Applicable Laws. Neither any Seller nor the Company has received any written notice from any Governmental Entity of a material violation of any Applicable Law by the Company at any time since January 1, 2013. Since January 1, 2013 and, to the Knowledge of any Seller, prior to January 1, 2013, and except where the failure to be, or to have been, in compliance with such Applicable Laws would not, individually or in the aggregate, be material and adverse to the Company, (i) there has been no action taken by the Company or, to the Knowledge of any Seller, any officer, director, employee, agent, representative or sales intermediary of the Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption and Export/Sanctions Law, (ii) the Company has not been convicted of violating any Anti-Corruption and Export/Sanctions Law or subjected to any investigation by a Governmental Entity for violation of any applicable Anti-Corruption and Export/Sanctions Law, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption and Export/Sanctions Law and (iv) the Company has not received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

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4.17        Related Party Agreements. Except as set forth on Section 4.17 of the Disclosure Schedule, no Related Party of the Company (a) is party to any agreements, transactions, arrangements or understandings with the Company (other than with respect to an officer or director of the Company pursuant to the Organizational Documents of such Company or with respect to Bressler pursuant to Company Benefit Plans, in each case as in effect as of the date hereof), or (b) has any interest, directly or indirectly in any assets or properties of the Company (other than Gaiam Travel and Bressler as holders of Equity Securities in the Company).

4.18        Brokers. Other than the Banker for which Gaiam Travel Parent shall be solely liable, none of Sellers or Gaiam Travel Parent or the Company has retained any Person to act as a broker or agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

4.19        Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles.

4.20        Real Property; Assets.

(a)        The Company does not currently and has never owned any real property.

(b)        Section 4.20 of the Disclosure Schedule contains an accurate and complete list of all real property leased by the Company (the “Leased Real Property”). The Company has made available to Purchaser accurate and complete copies of the leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)        Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company, as applicable, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Purchaser and (iii) except as would not, individually or in the aggregate, be material to the Company, covers the entire estate it purports to cover, and upon the consummation of the Contemplated Transactions, will entitle the Company to the use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises to the extent specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)        No material default by (i) the Company or (ii) to the Knowledge of Sellers, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. The Company has not received written or, to the Knowledge of Sellers, oral notice of any material default under any Real Estate Lease Document. To the Knowledge of Sellers, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Company.

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(e)        With respect to each Real Estate Lease Document, neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f)        Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the Improvements (i) are prohibited by any Lien or Applicable Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(g)        There are no structural, mechanical or other defects affecting the buildings, plants, structures and fixtures owned or leased by the Company (the “Improvements”) (including, without limitation, inadequacy for normal use of mechanical, electrical, heating, air conditioning, drainage, sewer, water or plumbing systems) that would reasonably be expected to have a material adverse effect on the Company’s use, occupancy or operation thereof and such Improvements, and all machinery, equipment, vehicles, trucks, highway tractors and railroad equipment owned by the Company are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are reasonably adequate in all material respects for the uses to which they are being put.

4.21        Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(a)        the Company is and, during the last three (3) years, has been in compliance in all material respects with all Environmental Laws;

(b)        there has been no release of any Hazardous Materials by the Company at, in, on or under any Leased Real Property or in connection with operations off-site of the Leased Real Property or, to the Knowledge of Sellers, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c)        the Company is not subject to any Judgment relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d)        no Proceeding is pending or, to the Knowledge of Sellers, threatened in writing with respect to the Company’s compliance with or liability under Environmental Law.

4.22        Permits. The Company has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material and adverse to (i) such ownership, lease, operation or conduct or (ii) the Company. Section 4.22 of the Disclosure Schedule sets forth an accurate and complete list of all Material Permits. Except as would not, individually or in the aggregate, be expected to be material and adverse to the Company, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the Knowledge of Sellers, none of such Permits upon their termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Proceedings pending or, to the Knowledge of Sellers, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) the Company is in compliance with all Material Permits.

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4.23        Major Suppliers, Tour Organizers and Travel Arrangers.

(a)        The Company is not engaged in any material dispute with any of its material suppliers and, to the Knowledge of Sellers, no such supplier intends to terminate or materially limit or materially reduce its business relations with the Company.

(b)        The Company is not engaged in any material dispute with any of its material travel arrangers or material tour organizers and, to the Knowledge of Sellers, no such travel arranger or tour organizer intends to terminate, materially limit or materially reduce its business relations with the Company.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers in Sections 5.01 through 5.08 and to Bressler in Section 5.09 as follows:

5.01        Authority; Execution and Delivery; Enforceability. Each of Purchaser and Purchaser Parent has full power and authority to execute and deliver this Agreement and the Collateral Agreements to which Purchaser is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser and Purchaser Parent of this Agreement and the Collateral Agreements to which Purchaser or Purchaser Parent is or will be a party and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary corporate action, and no other action on the part of Purchaser or Purchaser Parent is necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Purchaser or Purchaser Parent is or will be a party and the Contemplated Transactions. This Agreement has been, and each of the Collateral Agreements to which Purchaser and Purchaser Parent is a party will be, duly executed and delivered. This Agreement constitutes, and each of the Collateral Agreements to which Purchaser or Purchaser Parent is a party will constitute, (assuming the legal, valid and binding obligation of each Seller thereto) the legal, valid and binding obligation of Purchaser and Purchaser Parent, as applicable, enforceable against Purchaser and Purchaser Parent in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.02        Noncontravention. Neither the execution and delivery of this Agreement or the Collateral Agreements to which Purchaser or Purchaser Parent is or will be a party, nor the consummation or performance of any of the Contemplated Transactions, will in any material respect contravene, conflict with or result in a violation of or default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under or require consent or notice under, result in the acceleration of any right or any requirement for waiver under or termination of (a) any Applicable Law or any Judgment to which Purchaser or Purchaser Parent is subject; (b) the provisions of any material Contract to which Purchaser or Purchaser Parent is subject; or (c) the provisions of the Organizational Documents of Purchaser or Purchaser Parent.

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5.03        Solvency. Assuming the accuracy (disregarding any “material”, “materiality” or “Company Material Adverse Effect” or similar qualifier therein) of each representation and warranty made by each Seller in this Agreement and any Collateral Agreement and the performance by each Seller of its or his respective covenants, agreements and other obligations in this Agreement and any Collateral Agreement, as of the Closing and immediately after consummating the Contemplated Transactions, neither Purchaser nor Purchaser Parent will (a) be insolvent (either because its financial condition is such that the sum of their debts is greater than the fair value of their assets or because the present fair salable value of their assets will be less than the amount required to pay their probable liability on their debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in their business or (c) have incurred debts beyond their ability to repay such debts as they become absolute and matured.

5.04        Sufficiency of Funds. Purchaser has sufficient funds, and, on the Closing Date, Purchaser will have sufficient funds, to make the payments required pursuant to Section 2.02 and to perform its obligations with respect to the Contemplated Transactions. Purchaser acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to Section 2.02 or for Purchaser to perform its obligations with respect to the Contemplated Transactions.

5.05        Judgments. There is no outstanding Judgment to which Purchaser or Purchaser Parent is a party or is subject that (a) materially and adversely affects Purchaser, Purchaser Parent or their respective properties or assets, or (b) prohibits or impairs in any material respect the consummation of the Contemplated Transactions by Purchaser and Purchaser Parent.

5.06        Non-Reliance of Purchaser.

(a)        PURCHASER HEREBY ACKNOWLEDGES THAT SELLERS ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, AND PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF SELLERS, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE COMPANY, (II) MERCHANTABILITY, (III) FITNESS FOR ANY PARTICULAR PURPOSE, (IV) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS, OR (V) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF THE COMPANY, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND PURCHASER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. THE PARTIES HERETO AGREE AND ACKNOWLEDGE THAT, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT OR ANY COLLATERAL AGREEMENT TO THE CONTRARY, NOTHING IN THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT OR SUCH COLLATERAL AGREEMENT WILL OPERATE TO LIMIT ANY CLAIM BY ANY PURCHASER PARTY FOR FRAUD (AS DEFINED IN THIS AGREEMENT).

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(b)        In connection with Purchaser’s investigation of Sellers, the Company and Business, Purchaser has received from or on behalf of Sellers and/or the Company certain estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, budgets or revenues or earnings predictions so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions), and that Purchaser shall have no claim against Sellers or the Company or any of their Representatives or Affiliates with respect thereto. Purchaser acknowledges and agrees that Sellers make no representation or warranty with respect to such estimates, projections, forecasts, pro formas, plans, budgets or revenues or earnings predictions (including any such underlying assumptions).

5.07        Brokers. Purchaser has not retained any Person to act as a broker or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which any Seller would have any obligation.

5.08        Investment Intention. Purchaser is acquiring the Purchased Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that the Purchased Shares have not been registered for offer or sale under the Securities Act, or other Applicable Law, and that the Purchased Shares may not be transferred, sold or offered for sale except pursuant to the registration provisions of the Securities Act or other Applicable Law, or pursuant to any exemption therefrom. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act, and has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Contemplated Transactions. Purchaser and its Representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Company and its Subsidiaries. Purchaser confirms that Sellers and the Company have made available to it and its Representatives the opportunity to ask questions of the Representatives of the Company and Sellers and their respective Affiliates and to acquire such additional information about the business, operations and financial condition of the Company and the Business as requested, and to its knowledge, all such information has been received.

5.09        Purchaser SEC Documents. As of their respective dates, or if replaced, supplemented, modified or amended since the time of filing, as of the date of the most recent replacement, supplement, modification or amendment, all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed or furnished by Purchaser Parent to the SEC since July 8, 2015 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Purchaser SEC Documents”) (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, (to the extent then applicable) and (ii) did not at the time each such document was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Article VI
COVENANTS

6.01        Access to Information; Confidentiality Agreement.

(a)        Following the Closing, Purchaser shall, and shall cause the Company to, afford Sellers, their Affiliates and their respective Representatives, commercially reasonable access upon reasonable advanced written notice during normal business hours, to information and documentation of the Company and, to the extent in Purchaser’s or the Company’s possession, any former Subsidiaries or joint ventures, in all cases, pertaining to periods prior to Closing to the extent that such access may be reasonably requested by Sellers in connection with preparation of financial statements, Taxes, reporting obligations, and to the extent reasonably required to comply with Applicable Laws.

(b)        Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the date hereof.

6.02        Publicity. Purchaser and Purchaser Parent, on the one hand, and Sellers and Gaiam Travel Parent, on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement. The foregoing restrictions shall not apply to any disclosure (a) that may be required by Applicable Law, including the Applicable Laws of any United States or foreign securities exchange in which case the disclosing Party shall inform the non-disclosing Party of the required disclosure if permitted by Applicable Law, and, to the extent permitted by Applicable Law provide the non-disclosing Party a copy of such release or statement prior to its release or filing, it being understood that the disclosing Party shall have final say on the wording of any such required disclosure, or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or any Collateral Agreement or the Contemplated Transactions to the extent reasonably required therefor. Each Party agrees that it (and its Affiliates and its and their respective Representatives) shall hold in confidence all nonpublic information acquired from the other Party or the other Party’s Representatives in accordance with the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety.

6.03        Employees.

(a)        Purchaser shall be responsible for any notification required, if any, by any Applicable Laws governing layoffs or terminations to any employees of the Company (the “Travel Employees”) with respect to the Contemplated Transactions (collectively “WARN Notices”), including the Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder (and any similar state or local Applicable Laws) (“WARN Act”). Purchaser shall be responsible for any liability related to the WARN Act or similar laws with respect to the Travel Employees, including any failure to deliver any applicable WARN Notices to the Travel Employees if required by the WARN Act.

(b)        Except with respect to Transaction Expenses and for the liabilities described in Section 6.03(f), Purchaser and its Affiliates shall be solely liable for all benefits (including, but not limited to, severance and COBRA benefits), payments, any all other liabilities and obligations arising from or relating to the termination of a Travel Employee on or following the Closing Date, and Sellers shall bear no liability or obligation relating to such termination.

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(c)        Purchaser shall provide, or cause the Company to provide, to the Travel Employees, for the period of at least twelve (12) months immediately following the Closing Date, (i) no less than the same wage rate or cash salary levels in effect immediately prior to the Closing and (ii) employee benefit plans, (non-equity) target incentive compensation opportunities and fringe benefits (excluding defined benefit pension benefits, retiree medical benefits, deferred compensation and supplemental retirement benefits and equity and other long-term incentive compensation) that are either (A) substantially comparable, in the aggregate, to those in effect immediately prior to the Closing or (B) substantially comparable, in the aggregate, to those made available to similarly situated employees of Purchaser and its Affiliates; provided, however, that (I) subject to the foregoing and to the other provisions of this Section 6.03, nothing herein is intended to limit the right of Purchaser (or after the Closing, the Company) to terminate the employment of any individual Travel Employee at any time or to change or modify any incentive compensation or employee benefit plan or arrangement or the terms and conditions of employment of any individual Travel Employee at any time, or (II) modify or reduce the compensation of any individual Travel Employee at any time, including on account of bona fide performance issues or a change in job duties, functions, responsibilities or hours. Purchaser shall, or shall cause the Company to, under any plan providing health benefits in which Travel Employees will participate after the Closing Date, to (A) waive any preexisting condition limitations otherwise applicable to Travel Employees and their eligible dependents to the extent such limitations did not apply under the corresponding Parent Benefit Plan and (B) use commercially reasonable efforts to provide credit to each Travel Employee for any co-payments, deductibles and out-of-pocket expenses paid by the Travel Employee during the portion of the relevant plan year including the Closing Date. For eligibility and vesting purposes under any Benefit Plan sponsored or maintained by Purchaser and the Company and for all purposes with regard to vacation, sick time, personal time off, or other similar policies, Purchaser shall, or shall cause the Company to, provide Travel Employees with past service credit for such Travel Employees’ service to Sellers, the Company or any of their respective Affiliates, as applicable, provided that the foregoing shall not apply to the extent it would result in a duplication of benefits. Notwithstanding any provision of this Agreement to the contrary, with respect to any Travel Employee who, as of the Closing Date, is not in active service with the Company (including employees on any form of long-term or short-term disability leave or other leave of absence) (each, an “Inactive Travel Employee”), Gaiam Travel Parent will cooperate with Purchaser and will take such action as is necessary to allow such Inactive Travel Employee to continue to participate in and remain covered under all Parent Benefit Plans providing health or welfare benefits or insurance coverage until such time as such Inactive Travel Employee returns to active service with the Company. The Company will reimburse Gaiam Travel Parent for such coverage in amounts that are determined and calculated and at such times and through such processes as are consistent with historical practice.

(d)        Purchaser agrees that each Travel Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Parent 401(k) Plan and is eligible to participate in the Purchaser 401(k) Plan shall be eligible to rollover such distribution (including an in-kind rollover of outstanding notes associated with participant plan loans) to the Purchaser 401(k) Plan, in accordance with reasonable policies and procedures adopted by the plan administrators of such plans. Notwithstanding anything to the contrary herein, neither Purchaser nor any of its Affiliates shall assume any liabilities arising under or relating to the Parent 401(k) Plan. Gaiam Travel Parent agrees to take commercially reasonable actions as are necessary, including providing Travel Employees with a 90-day grace period with regard to participant loan repayments, to avoid any deemed distributions in respect of participant loans and agrees not to place such loans into default, so long as the applicable Travel Employee continues to make payments in accordance with reasonable administrative policies and procedures. Purchaser agrees to cause the trustee and plan administrator of the Purchaser 401(k) Plan to accept an in-kind rollover of any such participant loans, subject to being reasonably satisfied that such participant loans are properly documented and compliant with Sections 4975(d)(1) and 72(p)(2) of the Code. Gaiam Travel Parent agrees to cause the unvested components of any and all accounts of Travel Employees under the Parent 401(k) Plan to automatically vest on the Closing Date.

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(e)        Gaiam Travel Parent maintains a plan qualified under Section 125 of the Code (“Parent’s 125 Plan”) that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements (“Reimbursement Accounts”) and in which Travel Employees participate. All contributions under Parent’s 125 Plan on behalf of the Travel Employees shall cease as of the Closing Date, all of the accounts of such Travel Employees thereunder shall be frozen as of the Closing Date, and no further contributions for the Travel Employees shall be accepted by Parent’s 125 Plan after the Closing Date. Purchaser agrees that, as soon as reasonably practicable after the Closing Date, but in any event within ninety (90) days after the Closing Date, cash equal to the aggregate value as of the Closing Date of the Reimbursement Accounts of the Travel Employees, net of eligible expenses reimbursed before the Closing Date, shall be transferred from Parent’s 125 Plan to a plan intended to qualify under Section 125 of the Code that is sponsored by Purchaser and in which the Travel Employees will be immediately eligible to participate (“Purchaser’s 125 Plan”) and credited to such Travel Employees under Purchaser’s 125 Plan. Upon receipt of such amount, Purchaser and Purchaser’s 125 Plan shall assume all obligations with respect to the Reimbursement Accounts for the Travel Employees as of the Closing Date. Purchaser shall recognize the elections of the Travel Employees under Parent’s 125 Plan for purposes of Purchaser’s 125 Plan for the calendar year in which the Closing Date occurs. Gaiam Travel Parent shall provide Purchaser with all information reasonably requested in order for Purchaser and Purchaser’s 125 Plan to satisfy the obligations set forth in this Section 6.03(e). Sellers, Gaiam Travel Parent and Purchaser agree to fully cooperate with one another for the purpose of accomplishing this transfer and providing the records necessary to ensure that Parent’s 125 Plan and Purchaser’s 125 Plan are and will be administered in compliance with Applicable Law. Purchaser, Gaiam Travel Parent and Sellers shall coordinate their efforts and develop a mutually agreeable procedure to achieve the intent of this subsection.

(f)        For the avoidance of doubt, except as expressly provided in this Section 6.03 and the Shared Resources payments set forth on Schedule 1.01(d), Purchaser is not assuming and Gaiam Travel Parent shall remain solely responsible for any and all liabilities in respect of or arising out of or in connection with any Parent Benefit Plan and from and after the Closing shall indemnify and hold harmless the Company and Purchaser and its Affiliates from and against, any such liabilities, regardless of when any such liability arises, is incurred or is disclosed. Without limiting the foregoing, Gaiam Travel Parent shall remain solely responsible for any workers’ compensation claims that are incurred prior to the Closing Date, regardless of when any such claim is asserted. In the event any workers’ compensation claim relates to any circumstances or series of events that occurred both before and after the Closing, such claim shall be apportioned to Gaiam Travel Parent to the extent it is covered under Gaiam Travel Parent’s applicable workers’ compensation policy covering Travel Employees as such policy is in effect as of the Closing Date.

(g)        This Section 6.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.03, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.03. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Benefit Plan or any other program, agreement or arrangement relating to compensation or employee benefits. The parties hereto acknowledge and agree that the terms set forth in this Section 6.03 shall not create any right in any Travel Employee or any other Person to any continued employment with the Company, Purchaser or any of their respective Affiliates.

6.04        Tax Matters.

(a)        Sellers shall be liable, and shall promptly indemnify Purchaser Parties for all Damages resulting from (i) (A) all Taxes for which any Taxpayer is liable or that are imposed on or with respect to any Taxpayer, its assets, businesses and operations, which are attributable to Pre-Closing Periods and (B) notwithstanding anything to the contrary in this Agreement, all Taxes described in clause (A) which were paid by any Taxpayer during the period beginning after the date of the Interim Balance Sheet and through the Closing Date, in each case, except to the extent such Taxes (including amounts thereof) are specifically set forth on Schedule 6.04(a), and (ii) all Transfer Taxes for which Sellers are liable pursuant to Section 6.04(b). In the case of Taxes arising in a taxable period of any Taxpayer that begins before and ends after the Closing Date (the “Straddle Period”), the amount of Taxes for the Pre-Closing Period shall, (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period and (ii) in the case of all other Taxes, be determined based on a closing of the books as of the end of the day on the Closing Date, provided, however that exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation and real estate taxes) will be apportioned between the Pre-Closing Period and the Post-Closing Period on a daily basis. To the extent any Taxpayer is permitted but not required under applicable state, local, or foreign income Tax laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat the Closing Date as the last day of a taxable period.

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(b)        Except as required by Applicable Law, Purchaser shall not amend or revoke any Tax Returns of any Taxpayer for any Pre-Closing Period (or any elections relating thereto) without first obtaining Sellers’ consent which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall prepare and file or cause to be prepared and filed all Tax Returns of any Taxpayer that are required to be filed after the Closing Date with respect to any Pre-Closing Period or Straddle Period. For any Tax Return of any Taxpayer with respect to a Pre-Closing Period or Straddle Period that is the responsibility of the Company under this Section 6.04(b), the Company shall (i) prepare and file such Tax Returns in a manner consistent with the past practice of the Taxpayers, as the case may be, unless otherwise required by Applicable Law, and (ii) deliver to Sellers for their review and comment a copy of any such proposed income Tax Return (accompanied, where appropriate, by a calculation of the allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such income Tax Return) at least 20 days prior to the due date (giving effect to any validly obtained extension) thereof and shall make such changes and revisions to such income Tax Returns as are reasonably requested by Sellers to the extent such changes and revisions relate to Taxes for a Pre-Closing Period for which Sellers have liability pursuant to this Agreement.

(c)        Purchaser shall have the right to control any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) with respect to any Taxpayer or the assets, operations or activities of any Taxpayer; provided, however, that in the case of any Tax Controversy that relates to any Taxes that could give rise to a liability of Sellers under this Agreement, Sellers may participate in such Tax Controversy, at Sellers’ expense, with respect to any issues in such Tax Controversy for which Sellers have liability under this Agreement, and Purchaser shall not enter into any agreement that represents a final determination of such issues without Sellers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that in the case of any Tax Controversy that relates solely to Taxes that could give rise to liability of Sellers under this Agreement and that could not reasonably be expected to adversely impact the Tax liability of Purchaser, Sellers shall have the right to control such Tax Controversy, in which case Purchaser may participate in such Tax Controversy, at Purchaser’s expense, and Sellers shall not compromise or settle such a Tax Controversy without obtaining Purchaser’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Sellers shall execute, or cause to be executed, powers of attorney or other documents reasonably necessary to enable Purchaser to take all actions necessary in connection with any Tax Controversies. To the extent of any conflict between this Section 6.04(c) and Section 7.07, this Section 6.04(c) shall govern with respect to any Tax matters.

(d)        If, after the Closing Date, Purchaser, any Taxpayer or any Affiliate of Purchaser receives any document with respect to the Tax matters of any Taxpayer, the Purchased Shares, or the assets, operations or activities of any Taxpayer that would result in liability for Sellers under this Agreement, or Sellers or any Affiliate of Sellers receives any document with respect to the Tax matters of any Taxpayer, the Purchased Shares, or the assets, operations or activities of any Taxpayer, the Party receiving such document shall supply a copy of such document to the potentially affected Party within fifteen (15) days of receipt, provided, however, that no failure or delay by Purchaser, any Taxpayer or any Affiliate of Purchaser to provide such document to Sellers shall reduce or otherwise affect the obligation of Sellers hereunder except to the extent Sellers are actually prejudiced thereby. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustments, revenue agent’s reports or similar reports and notices of deficiency. Any information provided or obtained under this Section 6.04(d) shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax Controversies or as required by Applicable Law.

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(e)        Any refund of Taxes (including any interest thereon) that relates to the Company and that is attributable to a Post-Closing Period, shall be the property of the Company and shall be retained by the Company (or promptly paid by Sellers to the Company if any such refund (or interest thereon) is received by Sellers). If after the Closing Date, the Company or Purchaser or any of its Affiliates receives a refund of any Tax that relates to any Taxes for which Sellers are liable pursuant to Section 6.04(a) (except to the extent such Tax refund arises as the result of a carryback of a loss or other Tax benefit from a Post-Closing Period), then Purchaser shall promptly pay or cause to be paid to Sellers in accordance with their Pro Rata Proportionate Share, 80.1% (or, in the case of a refund received by the Company, 100%) of the amount of such refund, together with any interest paid thereon by a Governmental Entity, net of (i) any Taxes of Purchaser and its Affiliates (including the Company) attributable to such Tax refund and (ii) the costs and expenses incurred by Purchaser and its Affiliates (including the Company) in obtaining such Tax refund. Any refund of Taxes (including any interest thereon) for a Straddle Period shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 6.04(a).

(f)        After the Closing, Sellers and Purchaser shall, each at its own expense, cooperate with each other and with each other’s Representatives, in connection with the preparation or audit of any Tax Return, refund claim or Tax Controversy matter with respect to the Taxpayers or the assets, operations or activities of the Taxpayers, and such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers (but excluding records and information that are protected by recognized professional privilege) which are reasonably relevant to any Tax Returns, claims for refund, Tax Controversies or other Tax matters with respect to the activities of the Taxpayers, and shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Sellers agree (i) to retain all books and records in such Person’s possession as of the date hereof with respect to Tax matters pertinent to the activities of the Taxpayers relating to the six (6) year period (or portion thereof) prior to the Closing Date, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, Purchaser or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

6.05        Expenses; Transfer Taxes.

(a)        Except as otherwise specifically provided herein, all Transaction Expenses shall be paid by the Party incurring such expense.

(b)        Any transfer taxes, sales taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred in connection with the Contemplated Transactions (for the avoidance doubt, excluding any direct or indirect capital gains Taxes or withholding Taxes) (“Transfer Taxes”) shall be borne one-half by Purchaser and one-half by Sellers in accordance with such Seller’s Pro Rata Proportionate Share. Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by Applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Return and other documentation.

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6.06       Confidentiality; Noncompete; Nonsolicitation; Nondisparagement. In further consideration for purchase of the Purchased Shares and in order to protect the value of the Purchased Shares (including the goodwill inherent in the Company and the Business as of the Closing), from and after the Closing, each Seller and Gaiam Travel Parent agree as follows:

(a)       Each Seller, as an owner of the Purchased Shares, and Gaiam Travel Parent have had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of the Company. Each Seller and Gaiam Travel Parent agree that unless such Seller or Gaiam Travel Parent first secures the written consent of an authorized representative of Purchaser, such Seller or Gaiam Travel Parent shall not use for himself or itself, and shall not disclose to others, any Confidential Information, except (i) to the extent such use or disclosure is required by Applicable Law or any Judgment (in which event each Seller or Gaiam Travel Parent shall, to the extent permitted by Applicable Law, inform Purchaser in advance of any such required disclosure, shall cooperate with Purchaser in all reasonable respects in obtaining a protective order or other protection in respect of such required disclosure, at Purchaser’s sole cost and expense, and shall limit such disclosure to the extent reasonably possible) and (ii) in the case of Bressler, in connection with performance of services for and on behalf of Purchaser or its Affiliates pursuant to any employment agreement or arrangement therewith. Each Seller and Gaiam Travel Parent shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)       Gaiam Travel and Gaiam Travel Parent further agree that promptly after the Closing, Gaiam Travel and Gaiam Travel Parent shall use commercially reasonable efforts to destroy all Confidential Information and other Intellectual Property of the Company in Gaiam Travel’s or Gaiam Travel Parent’s possession and control, in whatever form or medium; provided, that subject in each case to compliance with Section 6.06(a), each may preserve one copy of any such Confidential Information to the extent reasonably necessary to prepare any financial statement, comply with Tax reporting and/or public company and securities reporting obligations, to prepare for or defend any Tax-related Proceeding by any Taxing Authority, or in connection with the institution or defense of any pending or threatened Proceeding involving or relating to the Contemplated Transactions, the Business, or Gaiam Travel’s ownership interest in the Company. If Purchaser requests, Gaiam Travel or Gaiam Travel Parent, as applicable, shall promptly provide written confirmation and certification that it has destroyed all such materials (except the limited retention of Confidential Information as set forth in the immediately preceding sentence). The Parties agree that the Confidentiality Agreement shall terminate and be of no further force or effect as of Closing.

(c)       In order to induce Purchaser to enter into the Contemplated Transactions, from the date hereof until the date that is five (5) years following the Closing Date, with respect to Gaiam Travel, Gaiam Travel Parent and their respective Affiliates, and from the date hereof until the date that is three (3) years following the Closing Date, with respect to Bressler (each, as applicable, the “Noncompete Period”), neither Sellers nor Gaiam Travel Parent nor Gaiam Travel or Gaiam Travel Parent’s respective Affiliates will compete with Purchaser or the Company with respect to the scope and geographic reach of the Business as operated on the date hereof or where the Company is currently anticipating or considering operating, and each Seller, Gaiam Travel Parent and any Affiliate of Gaiam Travel or Gaiam Travel Parent shall not, either for itself or himself, as applicable, or for any other Person, own, manage, control, participate in, consult with, render services for, permit his or its name to be used or in any other manner engage in all or any portion of a Competing Business. For purposes of this Section 6.06(c), the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, or creditor, provided that the foregoing activities shall not include (i) passive ownership of less than two percent (2%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market, (ii) employment by the Company or Purchaser Parent or any of its Subsidiaries, or (iii) record or beneficial ownership of Purchaser Parent. During the Noncompete Period, neither Sellers nor Gaiam Travel Parent nor Gaiam Travel’s or Gaiam Travel Parent’s respective Affiliates shall directly or indirectly, including through another Person, (A) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Company (a “Business Client”) with respect to products or services that have been provided by the Company in the past two (2) years or are currently being or contemplated to be provided by the Company; or (B) encourage, induce or solicit, or attempt to encourage, induce or solicit, any Business Client to cease doing business with the Company.

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(d)       From the Closing Date until the date that is two (2) years following the Closing Date, neither Sellers nor Gaiam Travel Parent nor their respective Affiliates shall, directly or indirectly through another Person (i) encourage, induce, solicit or attempt to encourage, induce or solicit any employee of the Company to leave the employ of the Company; or (ii) hire or employ any Person who was an employee of the Company at any time during the six (6) month period immediately prior to the date of this Agreement; provided, however, that this Section 6.06(d) shall not preclude any Seller or Gaiam Travel Parent or their respective Affiliates from (A) hiring any employee who has not been employed by the Company for at least six (6) months, or (B) placing general solicitations not specifically directed at any of the employees of the Company.

(e)       Each Seller and Gaiam Travel Parent acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) such Person has consulted with independent legal counsel regarding his or its rights and obligations under this Section 6.06; (iii) such Person fully understands the terms and conditions contained herein; (iv) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in this Section 6.06 to a specified country, city or part thereof); (v) the restrictions and agreements in this Section 6.06 are reasonable in all respects and necessary for the protection of the Company and its Confidential Information and goodwill and that, without such protection, the Company’s customer and client relationships and competitive advantage would be materially adversely affected; (vi) the agreements in this Section 6.06 are an essential inducement to Purchaser to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such Seller or Gaiam Travel Parent is party or by which it is bound; and (vii) Bressler is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any Person other than the Company. Each Seller that is an individual further acknowledges and represents that the restrictions contained in this Section 6.06 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company conducts the Business, such restrictions do not deprive such Seller of his livelihood or business. It is the intent of the parties to this Agreement that the provisions of this Section 6.06 shall be enforced to the fullest extent permissible under the Applicable Laws. If any particular provision or portion of this Section 6.06 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(f)       The Parties acknowledge that damages and remedies at law for any breach of this Section 6.06 would be inadequate and that Purchaser and its Affiliates (including the Company) shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have in the event of a breach of this Section 6.06.

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(g)       From and after the date of this Agreement, each of Bressler and the executives employed by and the members of the board of directors of each of Gaiam Travel and Gaiam Travel Parent will not, directly or indirectly, alone or in connection with any Person, engage in any conduct or make any statement, whether in commercial or noncommercial speech, that disparages, criticizes or is injurious to the reputation of Purchaser Parent, Purchaser or any of their respective Affiliates (including the Company after the Closing), shareholders, partners, members, investors or representatives, including (a) inducing or encouraging others to disparage Purchaser Parent, Purchaser, any of their respective Affiliates, or any of their respective shareholders, partners, members, investors or representatives, and (b) making or causing to be made any statement that maligns the business, goodwill, personal or professional reputation of the Business, Purchaser Parent, Purchaser, their respective Affiliates (including the Company), or any of their respective shareholders, partners, members, investors or representatives.

(h)       From and after the date of this Agreement, the executives employed by and the members of the board of directors (if applicable) of each of Purchaser Parent and Purchaser will not, directly or indirectly, alone or in connection with any Person, engage in any conduct or make any statement, whether in commercial or noncommercial speech, that disparages, criticizes or is injurious to the reputation of Gaiam Travel, Gaiam Travel Parent or any of their respective Affiliates, shareholders, partners, members, investors or representatives, including (a) inducing or encouraging others to disparage Gaiam Travel, Gaiam Travel Parent, any of their respective Affiliates, or any of their respective shareholders, partners, members, investors or representatives, and (b) making or causing to be made any statement that maligns the business, goodwill, personal or professional reputation of Gaiam Travel, Gaiam Travel Parent, their respective Affiliates, or any of their respective shareholders, partners, members, investors or representatives.

6.07        Release. Effective upon execution hereof, Gaiam Travel Parent and each Seller, on behalf of itself or himself, as applicable, and its or his Affiliates and their respective officers, directors and employees, hereby irrevocably waives, releases and discharges the Company and its officers, directors and employees from any and all claims, causes of action, liabilities, losses, costs, damages, penalties, charges, expenses and all other forms of liability or obligation whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen, arising prior to the date hereof and relating to the Company, the Business, any Purchased Share or any Contemplated Transactions (collectively, the “Released Claims”); provided, however, that the Released Claims shall exclude any claims arising from or relating to or in connection with (i) rights under this Agreement or any of the Collateral Agreements; (ii) in the case of Gaiam Travel Parent and its Affiliates, any of the claims pursuant to that certain Lease Agreement by and between Boulder Road LLC and the Company, dated as of April 30, 2015, as amended from time to time (the “Company Headquarters Lease”), to the extent set forth on Schedule 6.07; (iii) in the case of Gaiam Travel Parent and its Affiliates, any of the amounts due and payable to such Persons as set forth on Schedule 1.01(d); or (iv) in the case of Bressler, (x) any claim to indemnification under and in accordance with the Organizational Documents of the Company as in effect on the date hereof, or (y) any ordinary course accrued liabilities and obligations incurred in connection with Bressler’s employment by the Company prior to the date hereof (e.g., accrued salary, vacation, expense reimbursements, etc.). Each Seller and Gaiam Travel Parent expressly acknowledge that the release contained herein applies to all Released Claims as defined herein, whether such Released Claims are known or unknown, and include Released Claims which if known by the releasing party might materially affect its decision to effect the settlement contained herein. Each Seller and Gaiam Travel Parent have considered and taken into account the possible existence of such Released Claims in determining to execute and deliver this Agreement. Without limiting the generality of the foregoing, each Seller and Gaiam Travel Parent expressly waive any and all rights conferred upon them by any Applicable Law that provides that a release does not extend to claims which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by the releasing party would have materially affected the releasing party’s settlement with the released parties. This Agreement constitutes a complete defense of any and all Released Claims. Each Seller and Gaiam Travel Parent agree that such Seller and Gaiam Travel Parent will not seek, nor will such Seller or Gaiam Travel Parent be entitled to, reimbursement or contribution from, subrogation to, or indemnification by the Company, under their Organizational Documents, this Agreement, Applicable Laws or other legal requirements or otherwise, in respect of any amounts due from any Seller or Gaiam Travel Parent to any Purchaser Party under Article VII or otherwise in connection with this Agreement.

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6.08       Termination of Affiliate Agreements. To the extent any Contract (other than the Company Headquarters Lease) set forth (or required to be set forth) on Section 4.17 of the Disclosure Schedule has not been terminated with no remaining liability or obligation of the Company thereunder prior to Closing, each Seller and Gaiam Travel Parent shall take all actions necessary to cause such Contracts to be terminated without any further force and effect without any cost or other liability or obligation to Purchaser or any of its Affiliates (including the Company) except to the extent set forth on Schedule 1.01(d) and, in such case, Sellers and Gaiam Travel Parent shall indemnify and hold Purchaser and its Affiliates (including the Company) harmless from and against all losses or liabilities incurred or asserted in connection with any such Contract and termination thereof.

6.09        Use of Corporate Name or Trade Name. After Closing, Sellers and Gaiam Travel Parent acknowledge that no rights in the name “Natural Habit,” “Natural Habitat Adventures”, or any other trademark, service mark or trade name included within the Company Intellectual Property, or any derivative or variation thereof or any name confusingly similar thereto will be retained by any Seller or Gaiam Travel Parent or their respective Affiliates. Sellers and Gaiam Travel Parent may use or refer to the foregoing names (i) in connection with the performance of their post-closing employment obligations with the Company, (ii) to identify the fact that they had been, as applicable, owners, directors, officers and/or employees of the Company, (iii) as required by Applicable Law or any Governmental Entity, or in any filings required thereby, whether public or private in nature, or (iv) in public announcements permitted under this Agreement.

6.10        Company Insurance Policies. Purchaser hereby acknowledges and agrees that following the Closing, the Company will not have any benefits, rights, obligations, or liabilities under any insurance policy set forth on Schedule 6.10, except benefits and rights thereunder with respect to the Pre-Closing Period.

Article VII
INDEMNIFICATION AND RELATED MATTERS

7.01        Indemnification by Sellers. Subject to the limitations set forth in this Article VII, from and after the Closing Date, Sellers (based upon their Pro Rata Proportionate Share of the Purchase Price) shall severally (and not jointly and severally) indemnify Purchaser (subject to Section 7.04(g) below) and its Affiliates (including after Closing the Company) and its and their Representatives, successors and assigns (each a, “Purchaser Party” and collectively, the “Purchaser Parties”) from and against any Damages that any Purchaser Party incurs as a result of:

(a)       any breach of or inaccuracy in any representation or warranty contained in Article IV (in each case, without regard and without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty));

(b)       any breach or nonperformance by Sellers or Gaiam Travel Parent of a covenant contained in this Agreement;

(c)       any (i) Indebtedness of the Company as of Closing (other than (x) as set forth on the Interim Balance Sheet or Schedule 7.01(c) or (y) Indebtedness under any Contract that is a Financial Derivative/Hedging Arrangement set forth on Section 4.10(a)(ii) of the Disclosure Schedule as in effect as of the date hereof (which shall be deemed to include Indebtedness incurred under any such Contract between March 31, 2016 and Closing due to adverse changes in market prices underlying such Contract during such time)) or (ii) Company Transaction Expenses to the extent not paid or satisfied in full by Sellers (other than by the Company) prior to Closing or pursuant to Section 3.02(a)(i); or

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(d)       any Company Subsidiary Liability or any Stockholder Payment.

7.02        Indemnification by Purchaser. Subject to the limitations set forth in this Article VII, Purchaser shall indemnify Sellers and their Affiliates, Representatives, successors and assigns (each, a “Seller Party” and collectively, the “Seller Parties”) from and against any Damages that any Seller Party incurs as a result of any breach by Purchaser of:

(a)       any breach of or inaccuracy in any representation or warranty contained in Article V (in each case, without regard and without giving effect to any “material”, “materiality” or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty)); and

(b)       any breach or nonperformance by Purchaser or Purchaser Parent of a covenant in this Agreement.

7.03        Expiration of Representations and Warranties and Covenants.

(a)       (i) All Purchaser Fundamental Representations and Seller Fundamental Representations shall terminate and expire, and shall cease to be of any force or effect, at 11:59 p.m. (Eastern Time) upon the date that is the fifth (5th) anniversary of the Closing Date, and (ii) all of the other representations and warranties of the Parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 11:59 p.m. (Eastern Time) upon the date that is the eighteen (18) month anniversary following the Closing Date (the “Survival Date”), and, subject to Section 7.03(b), all liability of the Parties with respect to such representations and warranties (including for indemnification for breach of such representations and warranties under this Article VII) shall upon the applicable Claim Expiration Date be extinguished. The covenants and agreements of the Parties to be performed at or prior to Closing shall survive the Closing until and expire on the Survival Date, and those other covenants and agreements that by their terms contemplate performance in whole or in part after the Closing shall remain in full force and effect until such covenant or agreement is performed in accordance with its terms.

(b)       Notwithstanding anything in this Section 7.03 to the contrary, if, prior to the end of the survival period set forth in Section 7.03(a) (the applicable “Claim Expiration Date”), a Purchaser Party or a Seller Party, as applicable, has duly delivered in good faith a Claim Notice to Purchaser or Sellers, as applicable, then the indemnification claim set forth in such Claim Notice (to the extent of the matter specified in the Claim Notice) shall survive the Claim Expiration Date and shall not be extinguished thereby at such time until resolution of the matter specified in the Claim Notice in accordance with this Agreement.

7.04        Indemnification Limitations; Deductible.

(a)       Neither Purchaser Parties nor Seller Parties shall be entitled to any indemnification payment under this Agreement pursuant to Section 7.01(a) or Section 7.02(a), as applicable, for any individual item or group of items arising out of or relating to the same or similar event, set of facts or circumstances, where the amount of Damages relating thereto is less than $15,000 (the “Sub-Basket Amount”) and in respect of each individual item, or group of items arising out of or relating to the same or similar event, set of facts or circumstances, where the Damages relating thereto are equal to or greater than the Sub-Basket Amount, unless and until the amount of Damages actually incurred by Purchaser Parties or Seller Parties, as applicable, for breaches of or inaccuracies in representations and warranties of Sellers or Purchaser, as applicable, exceeds $150,000 (the “Basket Amount”), at which time the Indemnified Party shall be entitled to recover the amount of all Damages actually incurred as a result of all such breaches of such representations and warranties; provided, however, that in no event shall Sellers’ or Purchaser’s, as applicable, aggregate liability pursuant to Section 7.01(a) or Section 7.02(a), as applicable, of this Agreement exceed $2,000,000 (the “Cap Amount”) and furthermore, in no event shall each Seller’s individual aggregate liability pursuant to Section 7.01(a) exceed such Seller’s Pro Rata Proportionate Share of the Cap Amount.

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(b)       The Sub-Basket Amount and Basket Amount set forth in Section 7.04(a) shall not apply to any (i) claim of Fraud in connection with any breach of a representation or warranty set forth in this Agreement or otherwise, (ii) breach of any Seller Fundamental Representation or Purchaser Fundamental Representation, (iii) breach of any representation or warranty in Section 4.12, (iv) Company Subsidiary Liability or (v) Stockholder Payment.

(c)       The Cap Amount set forth in Section 7.04(a) shall not apply to any (i) claim of Fraud in connection with any breach of a representation or warranty set forth in this Agreement or otherwise, (ii) breach of any Seller Fundamental Representation or any Purchaser Fundamental Representation, (iii) breach of any representation or warranty in Section 4.12, (iv) Company Subsidiary Liability or (v) Stockholder Payment.

(d)       Except in the case of Fraud or willful misconduct, in no event shall each Seller’s individual aggregate liability under this Agreement exceed such Seller’s Pro Rata Proportionate Share of the Purchase Price. Furthermore, in no event shall a Seller be liable for any Damages that any Purchaser Party incurs as a result of the other Seller’s (i) breach of or inaccuracy in any representation or warranty contained in Article IV relating solely to such other Seller or (ii) any breach or nonperformance by such other Seller of a covenant contained in this Agreement applying specifically to such other Seller.

(e)       Neither Purchaser nor Sellers shall be entitled to recover any Damages relating to any matter arising under one provision of this Agreement to the extent that such Party has already recovered its Damages with respect to such matter pursuant to other provisions of this Agreement.

(f)       Bressler shall be entitled to offset up to fifty percent (50%) of any amount for which he is liable to Purchaser or Purchaser Parent pursuant to Section 7.01 through a reduction in the principal amount of the Note, on a dollar for dollar basis.

(g)       If Purchaser makes a claim for indemnification under Section 6.04 or Section 7.01 by virtue of Taxes or Damages, as applicable, incurred by the Company, the amount of Damages for which Purchaser shall be entitled to recover from Sellers with respect to the specific loss to the Company shall in no event exceed 80.1% of the aggregate amount of underlying Taxes or Damages, as applicable, incurred by the Company in connection with such claim and shall be payable by Sellers based upon their Pro Rata Proportionate Share of the Purchase Price on a several (and not a joint and several) basis.

7.05        No Liability of Sellers or Representatives. Other than with respect to Bressler in his capacity as a Seller hereunder or in the case of Fraud, Purchaser shall have no recourse whatsoever against (a) the Company’s Representatives, (b) any Representatives of Sellers, or (c) any of the assets of any of the Persons identified in subsections (a) or (b), in connection with any indemnification claim or any other claim of any nature under this Agreement or any Collateral Agreement, except to the extent any such Person is a party to any Collateral Agreement. Other than with respect to Bressler in his capacity as an employee of Purchaser or its Affiliates or in the case of Fraud, no Seller Party shall have any recourse whatsoever against (a) Purchaser’s or its Affiliates’ Representatives or (b) any of the assets of any of the Persons identified in subsection (a), in connection with any indemnification claim or any other claim of any nature under this Agreement or any Collateral Agreement, except to the extent any such Person is a party to any Collateral Agreement.

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7.06        Indemnification Claims. If a Purchaser Party or Seller Party (the “Claimant”) wishes to assert an indemnification claim in accordance with this Article VII, then the Claimant shall deliver to Purchaser or Sellers, as applicable, a written notice (which, in the case of an indemnification claim by a Purchaser Party, shall be delivered to Sellers) (a “Claim Notice”) setting forth to the extent known, reasonably available or estimable at the time:

(a)       the specific representation, warranty, or covenant alleged to have been breached by such other Party or other indemnifiable matter described in Section 7.01;

(b)       a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant or other indemnifiable matter described in Section 7.01; and

(c)       a reasonably detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach or other indemnifiable matter described in Section 7.01.

7.07        Defense of Third Party Claims.

(a)       If either Purchaser or Sellers (including any other Purchaser Parties or Seller Parties, as applicable, the “Indemnified Party”) receives notice or otherwise obtains knowledge of any Proceeding commenced or threatened by a third party (each, a “Third Party Claim”) against the Indemnified Party that may give rise to an indemnification claim against the other Party (the “Indemnifying Party”), then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (the “Third Party Claim Notice”) describing the Third Party Claim in reasonable detail to the extent of reasonably available information. The timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall not be a condition precedent to any liability on the part of the Indemnifying Party under this Article VII with respect to such Third Party Claim except to the extent the Indemnifying Party is prejudiced thereby. Subject to the Indemnifying Party acknowledging responsibility to indemnify the Indemnified Party for a Third Party Claim under Article VII, the Indemnifying Party shall have the right, at its option, to assume the defense of any such Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided, that the Indemnified Party shall have the right to participate in any such defense at its sole cost and expense (subject to Section 7.07(a)(i)). If the Indemnifying Party validly elects in writing within 20 days of receipt of the Third Party Claim Notice to assume the defense of any such Third Party Claim, then the Indemnifying Party shall proceed diligently to defend such Third Party Claim and:

(i)       notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such Third Party Claim following the Indemnifying Party’s election to assume the defense of such Third Party Claim, unless there is a reasonable likelihood that a conflict of interest exists with respect to any significant issue between any Indemnified Party and any Indemnifying Party in respect of such Third Party Claim or the Indemnified Party has defenses available to it that are not available to the Indemnifying Party, in either of which cases, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict;

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(ii)       the expenses incurred by the Indemnifying Party in doing so shall be included in the Damages for the purposes of the limitations of Section 7.04, as applicable;

(iii)       the Indemnified Party shall make available to the Indemnifying Party at the Indemnifying Party’s sole expense all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party reasonably considers necessary or desirable for the defense of such Third Party Claim;

(iv)       the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise, or adjustment relating to, such Third Party Claim, in each case, at the Indemnifying Party’s sole expense;

(v)       the Indemnified Party shall otherwise cooperate as reasonably requested by the Indemnifying Party at the Indemnifying Party’s sole expense in the defense of such Third Party Claim; and

(vi)       the Indemnifying Party shall have the exclusive right to settle, adjust, or compromise such Third Party Claim, on such terms as it may deem appropriate, without the consent or approval of the Indemnified Party or any other Person, unless such settlement, adjustment or compromise (A) does not include an unconditional, full and complete release of Purchaser and any other applicable Purchaser Party, (B) contemplates any remedy other than the payment of money damages by the Indemnifying Party, (C) imposes an injunction or other equitable relief upon the Indemnified Party or (D) includes any finding or admission of wrongdoing, violation of Applicable Law or violation of the rights of any third party by the Indemnified Party, in any of which cases, the Indemnifying Party shall not settle, adjust, or compromise such Third Party Claim without Purchaser’s or the applicable Purchaser Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)       If the Indemnifying Party elects not to assume the defense of such Third Party Claim within the twenty (20) day period therefor as set forth in Section 7.07(a), then the Indemnified Party shall proceed diligently to defend such Third Party Claim with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In such case, the Indemnifying Party shall make available to the Indemnified Party all nonprivileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnifying Party or any of the Indemnifying Party's Representatives and that the Indemnified Party reasonably considers necessary or desirable for the defense of such Third Party Claim; the Indemnifying Party shall execute such documents and take such other actions as the Indemnified Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise, or adjustment relating to, such Third Party Claim; and the Indemnifying Party shall otherwise cooperate as reasonably requested by the Indemnified Party in the defense of such Third Party Claim.

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7.08        Exclusive Remedy. Except (a) in the case of Fraud by a member of the Knowledge Group with respect to a representation or warranty in Article IV or Fraud of Purchaser with respect to a representation or warranty in Article V, (b) with respect to Section 6.04 and Section 6.08, (c) the right to injunctions, specific performance or other equitable relief in accordance with Section 8.14, and (d) against Gaiam Travel Parent under the Gaiam Travel Parent Guaranty pursuant to Section 8.21, in the event of a breach by any Party of a covenant under this Agreement, the right of each Party to assert indemnification claims and receive indemnification payments pursuant to this Article VII shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by any other Party of any covenant, representation, warranty, or otherwise under this Agreement, relating to this Agreement or relating to the Contemplated Transactions.

7.09        Mitigation. Each of the Parties agrees to use its reasonable best efforts to the extent required by Applicable Law to mitigate its respective Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

7.10        Characterization of Indemnification Payment. Any payment made pursuant to or in connection with this Article VII shall be deemed to be an adjustment to the Purchase Price to the extent permitted by Applicable Law.

Article VIII
GENERAL PROVISIONS

8.01        Disclosure Schedule. Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty, if the disclosure is reasonably apparent on its face to apply to such other representation or warranty. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Sellers, except as and to the extent expressly provided in this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to Sellers or the Company or its assets, liabilities, financial condition, results, business and/or operations. The fact that any item of information is contained in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information shall not be used as a basis for interpreting the term “material,” “materially” or “materiality” in this Agreement. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

8.02        Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities, and obligations in respect of the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement and the Collateral Agreements; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Collateral Agreements. Furthermore, the Parties each hereby acknowledge that this Agreement and the Collateral Agreements embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of an ordinary acquiror and an ordinary target in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the Parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), except in the case of Fraud.

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8.03        No Third Party Liability. This Agreement may only be enforced against the named Parties. All claims or cause of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties; and no officer, director, shareholder, employee or Affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

8.04        Assignment.

(a)       This Agreement shall be binding upon the Parties and their permitted successors and permitted assigns (if any). This Agreement shall inure to the benefit of the Parties and their respective successors and permitted assigns (if any).

(b)       No Party shall be permitted to assign any of its or his rights or delegate any of its or his obligations under this Agreement without the other Parties’ prior written consent; notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement in whole or in part (i) to any Affiliate of Purchaser, provided that Purchaser remains liable for all obligations hereunder, or (ii) to any lender or lenders to Purchaser or any of its Subsidiaries or Affiliates including the Company (or any agent or collateral trustee for such lender or lenders) as security for any loan or other debt financing or any refinancing, extensions, fundings or renewals thereof.

8.05        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such Party’s successors and permitted assigns) any legal or equitable rights hereunder, other than the persons intended to benefit from the provisions of Article VI (Covenants) and Article VII (Indemnification), who shall be intended beneficiaries under this Agreement and have the right to enforce such provisions directly in the event of a breach thereof.

8.06        Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile transmission, on the date sent if either (i) confirmation of receipt is received or (ii) such notice is sent via nationally recognized overnight courier and is received on the next Business Day, (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent, and (d) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

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(i)            if to Sellers, to:

Gaiam Travel, Inc.

833 West South Boulder Rd.

Louisville, CO 80027-2452

Facsimile: 303.222.3609

Email: jirka.rysavy@gaiam.com

Attention: Jirka Rysavy

Ben Bressler

833 West South Boulder Rd. Bldg. G

Louisville, CO 80027-2452

Facsimile: 303.449.3712

Email: benb@nathab.com

with a copy to:

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4432

Facsimile: 303.223.8042

Email: kmacdonald@bhfs.com

Attention: Kristin Macdonald

(ii)           if to Purchaser, to:

Lindblad Expeditions Holdings, Inc.

96 Morton Street, 9th Floor

New York, NY 10014

Facsimile: 646.219.3854

Email: JohnM@expeditions.com

Attention: John McClain

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Facsimile: 202.637.2201

Email: Paul.Sheridan@lw.com

Attention: Paul Sheridan

8.07        Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including in “portable document format” or “PDF”) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

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8.08        Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement and the Collateral Agreements and all Exhibits and Schedules hereto and thereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

8.09        Amendments. This Agreement may not be amended except pursuant to a written agreement executed by each of Purchaser and Sellers.

8.10        Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.11        Governing Law; Venue.

(a)       This Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by the internal laws of the State of Delaware, without regard to the conflict-of-law principles thereof.

(b)       Any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including any Proceeding relating to a claim for indemnification in accordance with Article VII or for specific performance in accordance with Section 8.14) shall be brought or otherwise commenced in any state or federal court located in the City of Wilmington, New Castle County, Delaware. Each Party:

(i)       expressly and irrevocably consents and submits to the exclusive jurisdiction of each state or federal court located in the City of Wilmington, New Castle County, Delaware, in connection with any such Proceeding;

(ii)       agrees that each state or federal court located in the City of Wilmington, New Castle County, Delaware, shall be deemed to be a convenient forum; and

(iii)       agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the City of Wilmington, New Castle County, Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

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8.12       [Intentionally Omitted].

8.13       Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE CONTEMPLATED TRANSACTIONS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.13. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.13 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.14        Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party acknowledges and agrees that the other Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, without having to post a bond. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.15        Waiver.

(a)       No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)       No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c)       In the event that either Purchaser or Purchaser Parent waives any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, in favor of either Seller, such waiver shall be automatically deemed to apply to the other Seller; provided, that, such waiver relates to a claim, power, right, privilege or remedy applicable to both Sellers.

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8.16        Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b)       Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)       As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections,” “Schedules” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Schedules of this Agreement and Exhibits to this Agreement.

(e)       The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement.

(f)       The headings contained in this Agreement, any Exhibit or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

8.17        Waivers; Terminations. Recognizing that Brownstein Hyatt Farber Schreck, LLP has acted as legal counsel to Sellers and certain of their Affiliates, and the Company prior to the Closing, and that Brownstein Hyatt Farber Schreck, LLP intends to act as legal counsel to Sellers and certain of their respective Affiliates (which will no longer include the Company) after the Closing, each of Purchaser, the Company and the Company's Subsidiaries hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Brownstein Hyatt Farber Schreck, LLP representing Sellers and/or any of Sellers’ Affiliates after the Closing as such representation may involve Purchaser, or any of the Company or its Subsidiaries or the transactions contemplated herein (including in respect of litigation). In addition, all communications involving attorney-client confidences between Sellers, their Affiliates, the Company or its Subsidiaries, on the one hand, and Brownstein Hyatt Farber Schreck, LLP on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Sellers and their respective Affiliates (and not the Company or its Subsidiaries). Accordingly, Purchaser agrees that the Company shall not have access to any such communications, or to the files of Brownstein Hyatt Farber Schreck, LLP and relating to their engagement in connection with the transactions contemplated by this Agreement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Sellers and their Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Brownstein Hyatt Farber Schreck, LLP in respect of such engagement constitute property of the client, only Sellers and their Affiliates (and not the Company) shall hold such property rights and (c) Brownstein Hyatt Farber Schreck, LLP shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Brownstein Hyatt Farber Schreck, LLP and the Company or otherwise. This Section 8.17 is for the benefit of Sellers and Brownstein Hyatt Farber Schreck, LLP, and Brownstein Hyatt Farber Schreck, LLP is an intended third-party beneficiary of this Section 8.17. This Section 8.17 shall be irrevocable, and no term of this Section 8.17 may be amended, waived or modified, without the prior written consent of Sellers.

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8.18        Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, financial advisor, accountant, advisor, agent, attorney or other representative of Sellers, Purchaser or any of their respective Affiliates or Representatives shall have any liability for any obligations or liabilities of Sellers or Purchaser (as applicable) under this Agreement or the Collateral Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except that nothing in this Section 8.18 shall limit the express obligations of a Party under this Agreement or the Collateral Agreements.

8.19        Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.20        Further Assurances. From and after the Closing, upon the request of a Party, each other Party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions, at the cost and expense of the requesting party.

8.21        Gaiam Travel Parent Guaranty.

(a)       Gaiam Travel Parent absolutely, irrevocably and unconditionally guarantees the complete and punctual payment of all payment obligations and performance of all performance, obligations of Gaiam Travel under this Agreement which are required to be made or performed following the Closing Date as and when the same becomes due or performable in accordance with the terms and provisions of this Agreement, including related to the payment of Damages due and owing by Gaiam Travel or other performance thereof pursuant to Article VI, Article VII or Article VIII (such obligations as to which payment are guaranteed pursuant hereto are hereinafter individually and collectively called the “Guaranteed Obligations”). In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that (A) Gaiam Travel Parent’s guaranty under this Section 8.21 (this “Guaranty”) is a guaranty of payment when due and not collectability; (B) this Guaranty is a primary obligation of Gaiam Travel Parent and not merely a contract of surety; and (C) payment by Gaiam Travel Parent of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any liability of Gaiam Travel Parent for any portion of the Guaranteed Obligations which have not been paid or performed.

(b)       Purchaser may recover from Gaiam Travel Parent the full amount of any Guaranteed Obligation on demand, but only after Gaiam Travel has breached or defaulted on or failed to pay or perform when due such Guaranteed Obligation. It is agreed that Purchaser may, upon any breach or default or failure to pay or perform of Gaiam Travel of a Guaranteed Obligation, or at any time thereafter, make demand upon Gaiam Travel Parent and receive payment and performance of such Guaranteed Obligation. Suit may be brought and maintained against Gaiam Travel Parent, at Purchaser’s election, without joinder of Gaiam Travel or any other Person as parties thereto.

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(c)       Gaiam Travel Parent agrees that its obligations to Purchaser under this Guaranty shall be primary, absolute, continuing and unconditional (other than a discharge of Gaiam Travel Parent with respect to any Guaranteed Obligation as a result of performance of such Guaranteed Obligation in accordance with its terms or as a result of contractual defenses to the performance of such Guaranteed Obligation that would be available to Gaiam Travel pursuant to this Agreement), irrespective of and unaffected by any of the following actions or circumstances (regardless of any notice to or consent of Gaiam Travel Parent): (i) the genuineness, validity, regularity and enforceability of this Agreement or any other document executed in connection herewith; (ii) Gaiam Travel’s voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting Gaiam Travel or any of its assets; or (iii) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than as otherwise provided in this Section 8.21(c)).

(d)       Notice of any adverse change in Gaiam Travel’s financial condition or of any other fact which might materially increase the risk of Gaiam Travel Parent is also waived by Gaiam Travel Parent. All settlements, compromises, accounts stated and agreed balances made in good faith between Purchaser, its successors or assigns, on the one hand, and Gaiam Travel, its successors or assigns, on the other hand, shall be binding upon and shall not affect the liability of Gaiam Travel Parent, except to the extent any of the foregoing reduce, remove or otherwise affect Gaiam Travel Parent’s liability with respect to any Guaranteed Obligation. To the extent the waiver of Gaiam Travel Parent’s rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, Gaiam Travel Parent’s rights of subrogation and reimbursement against Gaiam Travel, shall be junior and subordinate to any rights Purchaser may have against Gaiam Travel.

(e)       Notwithstanding anything in this Agreement to the contrary, any modification, limitation or discharge of all or any part of the Guaranteed Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of Gaiam Travel under Applicable Law initiated by or against Gaiam Travel shall not modify, limit, lessen, reduce, impair, discharge or otherwise affect Gaiam Travel Parent’s obligations hereunder in any manner whatsoever. If at any time any payment or portion thereof of any Guaranteed Obligation, whether or not made by or for the account of Gaiam Travel, is set aside by any court or trustee having jurisdiction as a voidable preference or fraudulent conveyance or must otherwise be restored or returned by Purchaser to Gaiam Travel under any insolvency, bankruptcy or other Applicable Laws or as a result of any dissolution, liquidation or reorganization of Gaiam Travel or upon or as a result of the appointment of any receiver, intervenor or conservator of, or trustee or similar officer of Gaiam Travel or any substantial part of Gaiam Travel’s properties or assets, or in connection with any compromise or settlement relating to any of the above, Gaiam Travel Parent hereby agrees that this Guaranty shall continue and remain in full force and effect or be reinstated, as the case may be, all as though such payment(s) had not been made.

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IN WITNESS WHEREOF, Purchaser, Purchaser Parent, Sellers and Gaiam Travel Parent have duly executed this Agreement as of the date first written above.

PURCHASER:

LINDBLAD EXPEDITIONS, LLC

By:	Lindblad Expeditions Holdings, Inc., its sole member

By:	/s/ Sven-Olof Lindblad
Name:	Sven-Olof Lindblad
Title:	Chief Executive Officer and President

PURCHASER PARENT, solely for purposes of Section 6.02, Section 6.06(h) and Article VIII:

LINDBLAD EXPEDITIONS HOLDINGS, INC.

By:	/s/ Sven-Olof Lindblad
Name:	Sven-Olof Lindblad
Title:	Chief Executive Officer and President

SELLERS:

GAIAM Travel, INC.

By:	/s/ Lynn Powers
Name:	Lynn Powers
Title:	Chief Executive Officer

/s/ Ben Bressler
Ben Bressler

GAIAM TRAVEL PARENT, solely for purposes of Section 6.02, Section 6.03, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09, Article VII and Article VIII:

GAIAM, INC.

By:	/s/ Lynn Powers
Name:	Lynn Powers
Title:	Chief Executive Officer

[Stock Purchase Agreement]